================================================================================


                        UTILITIES REQUIREMENTS AGREEMENT

                                 by and between

                            H. J. Heinz COMPANY, L.P.

                                       and

                          ARMSTRONG-AMERICAS-I, L.L.C.




                          Dated as of September 4, 2001

================================================================================


Confidential treatment requested.

(C)Armstrong-Americas-I, L.L.C. 2001

                               TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; CONSTRUCTION AND INTERPRETATION
          --------------------------------------------

            Section 1.1  Definitions                                           2
            Section 1.2  Construction and Interpretation                       9

ARTICLE 2 PROVISION OF UTILITY REQUIREMENTS
          ---------------------------------

            Section 2.1  Provision of Utility Requirements                    10
            Section 2.2  Utility Requirements Limitations                     10
            Section 2.3  Forced Outage                                        10
            Section 2.4  Outage Dispute Resolution                            10
            Section 2.5  Non-Material Forced Outage                           11

ARTICLE 3 COMPLIANCE COMMITTEE
          --------------------

            Section 3.1  Compliance Committee                                 11

ARTICLE 4 METERING
          --------

            Section 4.1  Output Meters                                        12
            Section 4.2  Input Meters                                         12
            Section 4.3  Access                                               12
            Section 4.4  Testing and Adjustment                               12

ARTICLE 5 OPERATION AND MAINTENANCE
          -------------------------

            Section 5.1  Operation and Maintenance Obligation                 13
            Section 5.2  Operating Committee                                  13
            Section 5.3  Scheduled Maintenance                                14
            Section 5.4  Access                                               14
            Section 5.5  Maintenance of Records                               14
            Section 5.6  Employees; Leased Employees                          14
            Section 5.7  Cooperation                                          15

ARTICLE 6 MODIFICATIONS AND SALE OF EXCESS
          --------------------------------

            Section 6.1  Modifications                                        15
            Section 6.2  Modification Requests                                16
            Section 6.3  No Interference with Operations                      16
            Section 6.4  Sale of Excess                                       16

ARTICLE 7   ADMINISTRATION OF THE PROVISION OF MANAGEMENT
            ---------------------------------------------
            SERVICES AND COMMODITIES
            ------------------------

           Section 7.1  Administration of the Provision of
                        Certain Services and Commodities                      16
           Section 7.2  Specific Duties of Armstrong-Americas                 16
           Section 7.3  Standard of Management Services                       17
           Section 7.4  Audit                                                 17

ARTICLE 8   UTILITY REQUIREMENT CHANGES AND CHANGES IN COSTS
            ------------------------------------------------

           Section 8.1  Manufacturing Plant Operations Reductions             17
           Section 8.2  Increased Utility Requirements                        17
           Section 8.3  Changes in Costs                                      17

ARTICLE 9   SERVICE FEES
            ------------

           Section 9.1  Service Fees                                          18
           Section 9.2  Billing and Payment                                   18
           Section 9.3  Late Payments and Disputed Invoices                   18
           Section 9.4  Interest                                              19
           Section 9.5  Adjustments                                           19
           Section 9.6  Audit                                                 19
           Section 9.7  No Set Off Against Service Fees                       19
           Section 9.8  Electric Power Maximum Price                          19

ARTICLE 10  SAVINGS ASSESSMENT
            ------------------

           Section 10.1 Capital Savings and Non-Capital Savings               20
           Section 10.2 Utilities Savings                                     20
           Section 10.3 Utilities Savings Target                              20

ARTICLE 11  TERM AND TERMINATION; ACCESS
            ----------------------------

           Section 11.1 Term                                                  20
           Section 11.2 Early Termination                                     21
           Section 11.3 Manufacturing Plant Shutdown;
                        Sale; Termination Fee                                 21
           Section 11.4 Failed Performance                                    21
           Section 11.5 Removal On Termination                                22
           Section 11.6 Adjustment of Termination Fee Term                    22
           Section 11.7 Right of Access                                       22

ARTICLE 12  TERMINATION FOR DEFAULT
            -----------------------

           Section 12.1 Event of Default                                      22
           Section 12.2 Remedies                                              23
           Section 12.3 Remedies Cumulative                                   24

ARTICLE 13  CHANGES IN TECHNOLOGY AND LAWS
            ------------------------------

           Section 13.1 Technology Changes                                    24
           Section 13.2 Changes in Law                                        25

ARTICLE 14  INSURANCE
            ---------

           Section 14.1 Armstrong-Americas Insurance                          25
           Section 14.2 Waiver of Subrogation                                 26
           Section 14.3 Responsibility for Employees and Contractors          26

ARTICLE 15  REPRESENTATION AND WARRANTIES
            -----------------------------

           Section 15.1 Representations and Warranties of H.J. Heinz          27
           Section 15.2 Representations and Warranties of
                        Armstrong-Americas                                    28

ARTICLE 16  AUDIT RIGHTS AND FINANCIAL REPORTING
            ------------------------------------

           Section 16.1 Audit Rights                                          29
           Section 16.2 Financial Reporting                                   29

ARTICLE 17  CONFIDENTIALITY
            ---------------

           Section 17.1 Non-Disclosure and Non-Use                            29
           Section 17.2 Required Disclosure                                   30

ARTICLE 18  FORCE MAJEURE
            -------------

           Section 18.1 Definition                                            30
           Section 18.2 Strikes                                               31
           Section 18.3 Burden of Proof                                       31
           Section 18.4 Excused Performance                                   31
           Section 18.5 Service Fees                                          31
           Section 18.6 Termination for Force Majeure                         31

ARTICLE 19  INDEMNITY
            ---------

           Section 19.1 Reciprocal General Indemnification                    32
           Section 19.2 Reciprocal Environmental Indemnification              32
           Section 19.3 Survival                                              33

ARTICLE 20  DISPUTE RESOLUTION
            ------------------

           Section 20.1 By the Parties                                        33
           Section 20.2 Failure to Resolve; Arbitration                       33
           Section 20.3 No Suspension of Performance                          34

ARTICLE 21  LIMITATION OF LIABILITY AND DISCLAIMERS
            ---------------------------------------

           Section 21.1 Limitation of Liability                               34
           Section 21.2 Disclaimers                                           34

ARTICLE 22  ADDITIONAL CONTRACTUAL CONTINGENCIES
            ------------------------------------

           Section 22.1 Conditions Precedent                                  35
           Section 22.2 Transfer of Assets                                    35

ARTICLE 23  MISCELLANEOUS PROVISIONS
            ------------------------

           Section 23.1 Notices                                               35
           Section 23.2 No Waiver                                             37
           Section 23.3 Entire Agreement                                      37
           Section 23.4 Binding Effect and Assignment                         37
           Section 23.5 Independent Contractor; No Partnership                38
           Section 23.6 Governing Law                                         38
           Section 23.7 Estoppel Certificate                                  38
           Section 23.8 Further Assurances                                    38
           Section 23.9 Press Release and Announcements                       38

           Signature Page                                                     39

LIST OF SCHEDULES

     Schedule 1.1          Parties, Manufacturing Plant

     Schedule 2.1          Provision of Utilities and Specifications

     Schedule 5.1          Operation and Maintenance

     Schedule 6.1          Utility Conservation Measures

     Schedule 7.2          Management Services

     Schedule 9.1          Service Fees

     Schedule 10.2         Utility Baseline Costs

     Schedule 10.3         Utilities Shared Savings

     Schedule 11.3         Termination Fee Schedule

     Schedule 11.4         Termination Fee - Failed Performance

     Schedule 15.1.4       Required Governmental Consents - H. J. Heinz

     Schedule 15.1.5       Non-Compliance Issues

     Schedule 15.2.4       Required Governmental Consents - Armstrong-Americas

     Schedule 18.5         Force Majeure Service Fees Percentage

                        UTILITIES REQUIREMENTS AGREEMENT

     This UTILITIES REQUIREMENTS AGREEMENT ("Agreement"), dated as of the 4th day of September, 2001 ("Effective Date"), is by and between H. J. Heinz COMPANY, L.P., a Delaware Limited Partnership, on behalf of itself and its Affiliate or division identified on the attached Schedule 1.1 (collectively referred to as ("H. J. Heinz"), and the ARMSTRONG-AMERICAS limited liability company identified on the attached Schedule 1.1 ("Armstrong-Americas").

                                    RECITALS:

     WHEREAS, H. J. Heinz owns and operates the Manufacturing Plant identified on Schedule 1.1, which requires electric power, Steam, Hot Water, Refrigeration, Chilled Water, Compressed Air Service, and Water and Wastewater service(collectively, the "Utilities") that are generated and/or distributed throughout the Manufacturing Plant; and

     WHEREAS, Armstrong-Americas is engaged in the business of providing Utilities to commercial, industrial and institutional customers; and

     WHEREAS, the membership interest in Armstrong-Americas is owned by Armstrong Service, Inc., a Michigan corporation ("ASI"), and Americas Power Partners, Inc., a Colorado corporation ("APP"); ASI provides expertise in Utilities generation and distribution; and

     WHEREAS, H. J. Heinz desires to buy from Armstrong-Americas its full requirements for those certain Utilities used at the Manufacturing Plant, which are specifically set out in the attached Schedule 2.1; and

     WHEREAS, Armstrong-Americas' desires to supply H. J. Heinz's full Utilities Requirements for the Manufacturing Plant; and

     WHEREAS, after the Effective Date, Armstrong-Americas will facilitate the efficient delivery of the Utilities through to the H. J. Heinz Utility distribution system of the Manufacturing Plant; and

     WHEREAS, in addition to providing H. J. Heinz with Utility requirements, Armstrong-Americas will also manage and administer H. J. Heinz's purchase and supply of certain Commodities in accordance with the terms and conditions of this Agreement; and

     WHEREAS, Armstrong-Americas intends to provide Utility Services to third party purchasers under the terms set out herein in Section 6.4.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby covenant and agree as follows:

                                    ARTICLE 1

                  DEFINITIONS; CONSTRUCTION AND INTERPRETATION

     1.1 Definitions. For the purposes of this Agreement, the following capitalized words, terms and phrases used specifically in this Agreement, including in the preamble and the recitals hereto, shall have the meanings set forth in this Section 1.1:

     "A/A Assets" means the assets owned by Armstrong-Americas.

     "Affiliate" means, with respect to any Person, any other Person whom directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, "control", including its correlative meanings "controlled by" and "under common control with," means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interest having ordinary voting power.

     "Aggregate Utilities Savings" means the total calculated correlating dollar amount of Utility Savings, in the aggregate, across all the H. J. Heinz manufacturing facilities serviced by Armstrong-Americas or one or more of its Affiliates and as set forth in more detail under Section 10.3.

     "Agreement" means this Utilities Requirements Agreement, together with all exhibits, schedules, appendices, amendments and supplements hereto, as construed in accordance with the provisions hereof including, but not limited to, Section
1.2 hereof.

     "Armstrong-Americas" means the limited liability company identified in the attached Schedule 1.1.

     "Bankruptcy" means that (a) a Party files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable Law relating to bankruptcy, insolvency, or other relief for debtors, or seeks or consents or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties; (b) a court of competent jurisdiction enters an order, judgment or decree approving a petition filed against any Party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future bankruptcy Law or Law relating to insolvency or other relief for debtors, and such Party acquiesces in the entry of such order, judgment or decree or such order, judgment or decree remains unvacated and unstayed for sixty (60) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its property is appointed without the consent or acquiescence of such Party and such appointment remains unvacated and unstayed for sixty (60) days; (c) a Party admits its inability to pay its debts as they mature; (d) a Party gives notice to any governmental body of insolvency or pending insolvency; or (e) a Party makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks in the state in which the Manufacturing Plant is located are authorized or required to be closed.

     "Calendar Year" means any twelve (12) month period commencing on January 1 and ending on the following December 31.

     "Capital Savings" means the dollar value of those efficiencies in the processes or equipment associated with delivery to and receipt of the Utilities by the Manufacturing Plant resulting from Armstrong-Americas' investment of capital.

     "Chilled Water" means chilled water and/or brine solution, expressed in ton-hours, produced and delivered to H. J. Heinz at the Delivery Point.

     "Chilled Water Output Meter" means the flow meters, pressure compensators, temperature compensators, integrators and related equipment utilized in determining the amount of Chilled water Service delivered by Armstrong-Americas at the applicable Delivery Point.

     "Commodity" means water, electric power, Gas or other fuels, or other similar materials used in the generation of Utilities for the Manufacturing Plant, but not including Steam and Compressed Air, which can be valued on a common exchange or a commonly accepted index.

     "Compliance Committee" shall have the meaning given in Article 3 hereof.

     "Compressed Air" means compressed air service meeting the specifications shown on Schedule 2.1, expressed in cubic feet at specified pressure, and delivered to H. J. Heinz at the Delivery Point.

     "Compressed Air Output Meter" means the meters, integrators and related equipment utilized in determining the amount of Compressed Air delivered by Armstrong-Americas at the applicable Delivery Point. The Compressed Air Output Meter shall be upstream of the applicable Delivery Point, as described on
Schedule 2.1.

     "Condensate" means water measured and expressed in thousand gallons from the condensation of the Steam provided by Armstrong-Americas to H. J. Heinz.

     "Confidential Information" has the meaning ascribed to such term in Section
17.1 hereof.

     "CPI" means the Consumer Price Index for the state in which the Manufacturing Plant is located as published in the Wall Street Journal.

     "Day" means the twenty-four (24) hour period commencing at 12:00 midnight Local Prevailing Time.

     "Delayed Payment Rate" means a per annum rate of interest (computed on the basis of a 365-day year) equal to the lesser of (a) the prime commercial lending rate as quoted from time to time by The Wall Street Journal as the Prime Rate under the column known as "Money Rates", plus two percent (2%), and (b) the maximum rate permitted by applicable Law of the state in which the Manufacturing Plant is located.

     "Delivery Point" means the physical points described on Schedule 2.1, as the context requires, at which electric power, Steam, Chilled Water, Hot Water, Compressed Air, Refrigeration, water, Wastewater, or Condensate are to be delivered, made available, provided and measured, with possession, control and ownership transferred, by one Party to the other, as applicable, pursuant to the provisions of this Agreement.

     "Due Date" shall have the meaning given in Section 9.2.

     "Effective Date" has the meaning ascribed to such term in the preamble hereto.

     "Electric Utility" means the electrical distribution Utility Provider with which the Manufacturing Plant is interconnected.

     "Emergency" means any circumstance that may arise and constitute a significant hazard to the safety of, or a material interference with, the safe or environmentally sound provision of Utility Services or operation of the Manufacturing Plant and which requires immediate action.

     "Environmental Law" means any Law existing as of the date hereof relating to the protection of the Environment or Hazardous Materials, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.(SS) 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. (SS) 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (SS) 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. (SS) 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. (SS) 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (SS) 1251 et seq.); or any regulations promulgated pursuant to said Laws.

     "Event of Default" shall have the meaning given in Section 12.1.

     "Excess" has the meaning ascribed to such term in Section 6.4 of this Agreement.

     "Fair Market Value" means the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell. The Fair Market Value shall be determined by an appraisal performed by an independent certified appraiser selected jointly by the Parties. In the event the Parties are unable to agree on a single appraiser, the Parties shall each appoint one independent certified appraiser. The two appointed appraisers shall then, by agreement, appoint a third independent certified appraiser. The Fair Market Value shall then be determined by agreement of at least two of the appointed appraisers. Any appraisal performed hereunder shall be deemed effective for the lesser of ninety (90) days or until any substantial modification of the appraised item is performed so as to affect the Fair Market Value.

     "Fiscal Year" means any twelve (12) month period commencing on the Thursday closest to May 1, and ending on the Wednesday closest to April 30.

     "Forced Outage" means the cessation of supply of the Utilities in compliance in all material respects with any one or more of the specifications set forth on Schedule 2.1 under circumstances that do not constitute a Scheduled Maintenance Outage or a Force Majeure Outage.

     "Force Majeure" has the meaning ascribed to such term in Section 18.1 hereof.

     "Force Majeure Outage" means an Outage due to a Force Majeure.

     "GAAP" means generally accepted accounting principles in the United States of America, which shall include, without limitation, official interpretations thereof by the Financial Accounting Standards Board and its successors.

     "Gas" means pipeline quality natural gas.

     "Good Operating Practice" shall mean the practices, methods, and acts normally engaged in recommended or approved by the American Boiler Manufacturers Association for operation of industrial power plant facilities, during the relevant time period, or the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result consistent with reliability, safety, expedition, the requirements of governmental agencies having jurisdiction; such term is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to constitute a spectrum of acceptable practices, methods or acts.

     "Governmental Authority" means the federal government of the United States, the government of any state of the United States, any political subdivision of either thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

     "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now or during the Term of this Agreement become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollution," "pollutants," "regulated substances," or words of similar import, under any Environmental Law.

     "H. J. Heinz" means H. J. Heinz Company, L.P., a Delaware Limited Partnership and its Affiliate or division set forth on Schedule 1.1.

     "Hot Water" means water at the specified pressures and temperatures shown on Schedule 2.1, expressed in mmBtu's delivered to H. J. Heinz at the Delivery Point.

     "Indemnitee" shall have the meaning given in Section 19.1.

     "Indemnitor" shall have the meaning given in Section 19.1.

     "Input Meters" means the metering equipment associated with the recording of Commodities received from any Utility Provider.

     "ISO Conditions" means the reference temperature, humidity and pressure conditions established by the International Standards Organization.

     "Law" means any applicable federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation or order, or specified standards or objective criteria or requirements contained in any applicable permit or approval, or other legislative or administrative action of any Governmental Authority, or final decree, judgment or order of a court or arbitration panel, or mandatory engineering, construction, safety or operating standard or code.

     "Lien" means any mortgage, pledge, security interest, lien, levy, charge or other encumbrance of any kind, character or nature whatsoever, including any conditional sale contract, title retention contract or other contract giving effect to any of the foregoing.

     "Local Prevailing Time" means the local time at the location of the Manufacturing Plant.

     "Losses" shall have the meaning given in Section 19.1.

     "Manufacturing Plant" means the H. J. Heinz facility set forth on Schedule
1.1. For the purposes of this Agreement, the Manufacturing Plant shall not include any A/A Assets.

     "Management Services" shall have the meaning given in Section 7.1.

     "Minimum Service Level" means a stated minimum baseline consumption rate of Utilities that correlates directly to product produced at the Manufacturing Plant for a given month as more fully set forth in Schedule 9.1.

     "Modifications" shall have the meaning given in Section 6.1.

     "Month" means the period beginning at 12:01 a.m. Local Prevailing Time on the first day of each calendar month and ending at the same hour on the first day of the next succeeding calendar month.

     "Non-Capital Savings" means the dollar value of those efficiencies effected by Armstrong-Americas in the processes or equipment associated with delivery to and receipt of the Utilities by the Manufacturing Plant resulting from improved operating and management processes.

     "Operating Committee" shall have the meaning set forth in Section 5.2.

     "Operator" means the Armstrong-Americas Limited Liability Company identified on Schedule 1.1.

     "Outage" means a cessation of the supply of any of the Utilities, complying in material respects with the specifications set forth on Schedule 2.1.

     "Output Meters" means the metering equipment associated with the recording of Utilities delivered to the Manufacturing Plant.

     "Party" means either H. J. Heinz or Armstrong-Americas and "Parties" means both H. J. Heinz and Armstrong-Americas.

     "Permit" means any authorization, consent, concession, license, permit, certificate, waiver, privilege or approval from, filing with or notice to, any Governmental Authority including all amendments, supplements and/or modifications thereto.

     "Person" means any individual natural person or any artificial person including, but not limited to, any partnership (general or limited), corporation, limited liability company, limited liability partnership, association or other entity including any Governmental Authority.

     "PPI" means the Producer Price Index for Intermediate Materials, Supplies and Components published by the U.S. Bureau of Labor Statistics, or if not published, then a substantially similar measure published by the U.S. Government.

     "Refrigeration" means an absorption or mechanical vapor compression system that uses a refrigerant to absorb heat through evaporation from one area, then reject it through condensation into another area, which is typically used to produce (a) chilled water for comfort cooling, (b) cold or frigid water for process use, and (c) space cooling for storage of food products.

     "Regulatory Requirements" means all legal and regulatory requirements of all Governmental Authorities and all Permit specifications related to the operation and/or maintenance, as the same may be amended, supplemented or otherwise modified from time to time.

     "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, groundwater, surface water and ambient air of any Hazardous Material(s).

     "Scheduled Maintenance" means the Armstrong-Americas planned removal of various equipment used by Armstrong-Americas to provide the Utility Services from service to perform work on specific components that is scheduled in advance and has a predetermined start date and duration (e.g., annual overhaul, inspections, testing, major maintenance and routine maintenance).

     "Scheduled Maintenance Outage" means any Outage resulting from Scheduled Maintenance.

     "Service Fee" has the meaning ascribed to such term in Section 9.1 hereof.

     "Site" means all real property upon which Armstrong-Americas performs the Utility Services, including all easements, rights-of-way and other real property used in connection with the provision of Utility Services.

     "Steam" means steam at the various specified pressures and temperatures shown on Schedule 2.1, expressed in thousand pounds ("mlb") per hour and delivered to H. J. Heinz at the Delivery Point.

     "Taxes" means any or all federal, state and local, municipal, occupation, severance, generation, first use, conversion, Btu's or power, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, ad valorem or property taxes, transaction, and other taxes, governmental charges, license fees, permit fees, assessments, or increases in or interest on or penalties relating to any of the foregoing, other than taxes based on net income or net worth.

     "Term" shall have the meaning given in Section 11.1.

     "Termination Fee" shall have the meaning given in Section 11.3.

     "Utilities" shall have the meaning set forth in the Recitals.

     "Utilities Baseline Costs" means the calculated correlating dollar amount against which any Utilities Savings are measured, determined as the total utility related fixed and variable costs assigned to utility services for Fiscal Year 2000 for the Manufacturing Plant as set out in Schedule 10.2, excluding the price volatility of utility commodities (i.e. electricity, natural gas, fuels, water, wastewater, etc.) and the volatility of product mix and volume. Any change in the Utilities Savings Baseline shall be determined and agreed upon by the Operating Committee.

     "Utilities Savings" means the annually calculated correlating dollar value of the decrease (relative to the Utilities Baseline Costs) in the total cost of all Utilities at the Manufacturing Plant.

     "Utilities Savings Aggregate Target" means the total targeted amount of Utility Savings in the aggregate, across all the H. J. Heinz manufacturing facilities serviced by Armstrong-Americas and as set forth in more detail under
Section 10.3.

     "Utility Conservation Measures" means those Modification identified in
Schedule 6.1, and those which may be submitted from time to time by Armstrong-Americas to the Compliance Committee relating solely to the Manufacturing Plant.

     "Utility Provider" means the local public utility or other provider that furnishes or delivers any of the Commodities.

     "Utility Requirements" means the level and specifications of Utilities required by the Manufacturing Plant as set forth on Schedule 2.1 at ISO Conditions.

     "Utility Requirements Baseline" means the level of Utilities required by the Manufacturing Plant as set forth on Schedule 2.1 which Armstrong-Americas must maintain sufficient capacity to provide (at ISO Conditions).

     "Utility Services" means the services related to providing Utilities to the Manufacturing Plant or any third party under the terms of this Agreement.

     "Wastewater" means water that has been used in the processes of the Manufacturing Plant, which may contain contaminants making it unsuitable for potable uses. Wastewater can be generated from food/product production, equipment rinsing and cleaning, floor rinsing and cleaning, boiler blowdown and dumping of off specification food products.

     1.2  Construction and Interpretation.

          1.2.1 Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto" and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (d) references to "Article," "Section," "Clause," "Exhibit," "Appendix" or "Schedule" are to the Articles, Sections, Clauses, Exhibits, Appendix and Schedules respectively of this Agreement; (e) the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; (f) references to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms; and (g) titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

          1.2.2 The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Unless expressly provided that it is in the "sole discretion" of a Party, (i) where the Agreement requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld or delayed, and (ii) whenever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

          1.2.3 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

          1.2.4 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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                                    ARTICLE 2

                        PROVISION OF UTILITY REQUIREMENTS

     2.1 Provision of Utility Requirements. Armstrong-Americas shall provide and shall have the exclusive right to provide, or cause to be provided, to H. J. Heinz, H. J. Heinz's full requirements for those Utilities set forth in Schedule
2.1. H. J. Heinz shall accept and take exclusively from Armstrong-Americas the full Utility Requirements at the Manufacturing Plant. The quantity, quality, delivery point, method of determining quantity and quality, and other applicable terms and conditions of the provision of such Utilities are set forth on
Schedule 2.1 attached hereto and made a part hereof. However, H. J. Heinz shall have the right to identify to the Operating Committee, any lower cost opportunities to obtain Commodities and Armstrong-America's shall be obligated to obtain such Commodities at a cost consistent with the recommendation of the Operating Committee.

     2.2 Utility Requirements Limitations. Armstrong-Americas shall not be required to sell or make available to H. J. Heinz the Utility Requirements (i) during a Force Majeure Outage (subject to those obligations under Section 18.4;
(ii) in the event H. J. Heinz fails to perform its obligations under this Agreement and upon the expiration of the relevant cure period(s) as set out in
Article 11; or (iii) during any Scheduled Maintenance Outage pursuant to Section
5.3 of this Agreement.

     2.3 Forced Outage. If there is a Forced Outage, H. J. Heinz shall give notice promptly to Armstrong-Americas (which notice shall not be deemed to be a notice of default under Section 12.1 hereof) specifying the nature and duration of such Forced Outage, and Armstrong-Americas thereafter shall immediately commence and diligently prosecute to cure such Forced Outage. Upon evaluation of the necessary cure for the Forced Outage, Armstrong-Americas shall immediately provide a detailed report to H. J. Heinz of the recommended cure and the time necessary to implement the cure. H. J. Heinz shall not have the right, or cause any Person other than Armstrong-Americas, to cure such Forced Outage unless and until: (a) Armstrong-Americas has not commenced its cure of such Forced Outage reasonably promptly under the circumstances after Armstrong-Americas' receipt of such notice; or (b) Armstrong-Americas has commenced such cure reasonably promptly but such cure is not being prosecuted thereafter by Armstrong-Americas with due diligence. Notwithstanding the previous sentence, after four (4) hours of continuous Forced Outage that Armstrong-Americas has not fully cured (other than a non-material forced outage as defined in Section 2.5), H. J. Heinz shall have the right to order Armstrong-Americas to secure rental equipment and/or hire other persons to speed the cure of the Forced Outage, and Armstrong-Americas shall at its expense follow such orders, but shall be entitled to an Outage Dispute Resolution. The time period referenced in this
Section 2.3 shall commence at the time Armstrong-Americas is provided with notice or otherwise becomes aware of the Forced Outage.

     2.4 Outage Dispute Resolution. In the event H. J. Heinz orders Armstrong-Americas to commit additional resources under a Forced Outage, Armstrong-Americas shall, after the implementation of the H. J. Heinz orders, have the right to seek an independent third party review of the reasonableness of the H. J. Heinz orders and H. J. Heinz will refund any sums in excess of what is determined to be reasonable by the independent third party, who shall be selected by mutual agreement of the Parties based on the nature and circumstances of the Outage and the agreed upon required qualifications.

     2.5 Non-Material Forced Outage. If there is a Forced Outage that does not result in (a) an interruption of material operations at the Manufacturing Plant;
(b) a material increase in the cost of operation of the Manufacturing Plant; (c) an imminent threat of bodily harm to individuals or of material damage to the Manufacturing Plant; or (d) the Manufacturing Plant not being able to be operated in a manner consistent with the functions for which the Manufacturing Plant were specifically designed and constructed, then such Forced Outage shall not be deemed to be a Forced Outage under Section 2.3 above or otherwise to be a breach of this Agreement under Section 12.1(c), and H. J. Heinz shall have no rights under the extended Forced Outage provisions of Sections 2.3 and 2.4 above.

                                    ARTICLE 3

                              COMPLIANCE COMMITTEE

     3.1 Compliance Committee. The Parties agree to establish a committee (the "Compliance Committee") consisting of not more than six (6) members, with an equal number designated by each of H. J. Heinz and Armstrong-Americas. The Compliance Committee shall include members who have engineering, insurance, facility operations and maintenance, and financing/economic modeling expertise, although no single member shall be required to possess expertise in all of these functional areas. The Compliance Committee shall meet at least once per quarter to discuss, among other matters, any and all improvements, modifications and/or project opportunities, whether capital or otherwise, which can be made in the efficiency of the Armstrong-Americas or H. J. Heinz operations in the interest of reducing the overall energy costs incurred at the Manufacturing Plant and any change in Laws, including Environmental Laws, which in any way may materially impact the operations and related costs of the Utility Services. Members may attend meetings of the Compliance Committee in person, by telephone conference or by any other means that enables all of the members to communicate with each other. If the Compliance Committee so determines, a sub-group of the Compliance Committee may meet Monthly, or on such other schedule as such sub-group may determine, for purposes of developing cost savings projects for consideration by the entire Compliance Committee. The members of any such sub-group shall include an equal number of representatives of each of H. J. Heinz and Armstrong-Americas. Except as otherwise provided herein, the Parties may, but are not obligated to, participate in any recommendation made by the Compliance Committee.

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                                    ARTICLE 4

                                    METERING

     4.1 Output Meters. Electric power, Steam, water, hot water, Chilled Water, and Compressed Air provided by Armstrong-Americas to H. J. Heinz, and any Wastewater or Condensate provided by H. J. Heinz to Armstrong-Americas, may be metered at the Delivery Points therefore by the respective Output Meters installed, owned, operated, maintained, calibrated, tested, and read by Armstrong-Americas, at its expense, in accordance with Good Operating Practice. Subject to Sections 4.4 and Article 20, the Output Meters shall be used to determine conclusively the amount of electric power, Steam, Water, Hot Water, Chilled Water, and Compressed Air Service provided by Armstrong-Americas at the Delivery Points. H. J. Heinz shall have the right to receive data in electronic form in real time on a continuous basis from the Output Meters, and Armstrong-Americas shall install such Output Meters capable of providing such data to H. J. Heinz. H. J. Heinz shall pay for the costs of installing, maintaining, testing, and calibration of all facilities to accept the data from Armstrong-Americas' Output Meters.

     4.2 Input Meters. Gas, electric power and Water delivered to Armstrong-Americas shall be metered at the applicable Delivery Points by respective Input Meters installed, owned, operated, maintained, calibrated, tested, and read by the Utility Provider. The Input Meters shall be used to determine conclusively the quantity of Gas, Electric Power and Water delivered at the Delivery Points. If allowed by such Utility Provider, H. J. Heinz and Armstrong-Americas shall each have the right to receive data in electronic form in real time on a continuous basis from the Input Meters.

     4.3 Access. Armstrong-Americas shall provide notice to H. J. Heinz of any installation, repairs, inspection, testing, calibration or adjustment of the Energy Output Meters or the Gas Meter. Armstrong-Americas shall provide notice to H. J. Heinz of any installation, repair, inspection, testing, calibration or adjustment of the other Output Meters. All records from such Output Meters shall be the property of Armstrong-Americas, but upon reasonable advance notice and during normal business hours, Armstrong-Americas shall make available to H. J. Heinz all data, records and charts in the possession of Armstrong-Americas relating to the Output Meters for inspection and verification. Armstrong-Americas shall also keep and maintain, for a period of two (2) years or longer if required by Law, accurate and detailed records relating to the Facility's hourly deliveries of Utility Services and Gas consumption, which records shall be available for inspection and copying by H. J. Heinz and its designees during normal business hours upon reasonable notice.

     4.4 Testing and Adjustment. Armstrong-Americas shall inspect and calibrate the Output Meters at least once every three (3) contract years. Either Party may request an inspection and calibration of the other Party's meters. The cost of the inspection and calibration shall be paid by the Party that owns the meters; provided, however, that the Party requesting such inspection and calibration shall reimburse the costs if no correction is made. If any such calibration shows a measurement error of two percent (2%) or less, or such lower percentage as may be established by tariff applicable to a retail customer, then no correction shall be made. If any such calibration shows a measurement error of more than two percent (2%), or such lower percentage as may be established by tariff applicable to a retail customer, a retroactive correction shall be made for the period during which the measurement instruments were in error, by using the period of inaccuracy if such period can be determined, or a check meter, if installed and registering accurately. If the period of inaccuracy cannot be determined, or a check meter is not installed and registering accurately, the retroactive correction shall be made for one-half (1/2) of the period elapsed since the last date the meter was inspected and calibrated. If the last inspection and calibration occurred more than six (6) Months before, such inspection and calibration shall be deemed to have occurred six (6) Months before. In addition, the meter shall be adjusted immediately at the expense of the Party owning such meter so as to measure accurately.

                                    ARTICLE 5

                            OPERATION AND MAINTENANCE

     5.1 Operation and Maintenance Obligation. At all times beginning on the Effective Date and throughout the Term of this Agreement, and as specified in
Schedule 5.1, Armstrong-Americas shall be responsible for the start-up, testing, operation and maintenance of the A/A Assets and those certain portions of the Manufacturing Plant related to the delivery of the Utilities and shall bear all costs and expenses incurred in connection therewith, including the cost of labor, parts, supplies, and insurance. H. J. Heinz shall supply any water required for Armstrong-Americas to provide the Utility Services. Such operation and maintenance and start-up and testing shall be performed by Armstrong-Americas in accordance with Good Operating Practices, applicable Law, and the regulations, standards and guidelines adopted from time to time by the Electric Utility. Armstrong-Americas shall have full and complete control over the A/A Assets at all times. The general terms, conditions and scope of the operations and maintenance obligation of Armstrong-Americas are as set out on the attached Schedule 5.1.

     5.2 Operating Committee. The Parties hereby establish an operating committee consisting of an equal number of representatives of the Parties (the "Operating Committee"). The Operating Committee shall meet regularly to coordinate with respect to:

          5.2.1 Utility Services provided by Armstrong-Americas;

          5.2.2 Utility Requirements of the Manufacturing Plant;

          5.2.3 Scheduled Maintenance and other activities;

          5.2.4 Forced Outages;

          5.2.5 Procedures for calibration of Output Meters and any other metering equipment;

          5.2.6 Safety procedures;

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

          5.2.7 Environmental Laws and related compliance issues; and

          5.2.8 Review of and compliance with H. J. Heinz record retention policies, Good Operating Practices, and applicable Laws.

     5.3 Scheduled Maintenance. Within ninety (90) days of the effective date of this Agreement initially, and thereafter no later than one hundred twenty (120) days prior to the end of each Fiscal Year, Armstrong-Americas shall submit to the Operating Committee a proposed Scheduled Maintenance program for the following Fiscal Year. Within sixty (60) days thereafter, the Operating Committee shall confer and agree on the Scheduled Maintenance program for the following Fiscal Year. Armstrong-Americas may perform any maintenance at any time if Armstrong-Americas determines that such maintenance is required by Good Operating Practice.

     5.4 Access. During the Term, H. J. Heinz and its representatives shall have accompanied access to the premises and equipment occupied and utilized by Armstrong- Americas at all reasonable times in order (a) to verify, review and monitor the operation of equipment for the purpose of determining Armstrong-Americas' compliance with this Agreement, and (b) to inspect, examine and test equipment and facilities as authorized under this Agreement. Such access shall be subject to compliance by H. J. Heinz and its representatives with Armstrong-Americas' safety and security requirements, and H. J. Heinz and its representatives shall at all times conduct themselves so as not to impair the operations of Armstrong-Americas.

     5.5 Maintenance of Records. Armstrong-Americas shall keep and maintain (and shall retain for a minimum of two (2) years) accurate and complete operating records and logs in a manner consistent with Good Operating Practices and as required by applicable Law and the regulations. Such records shall include Utility Services and Outage information. Armstrong-Americas shall make such records and logs available to H. J. Heinz on a real-time basis as specified in applicable operating procedures, and also for inspection and copying, during normal business hours upon reasonable notice. The requirements of this Section
5.5 may be satisfied in whole or in part, at Armstrong-Americas' sole discretion, by electronic data or any other conventional electronic storage media.

     5.6 Employees; Leased Employees. Armstrong-Americas shall, to the fullest extent possible, recruit its required operating and maintenance staff from among the current utility plant operators working for H. J. Heinz at the Manufacturing Plant. Armstrong-Americas may offer employment to acceptable candidates and agrees to provide wages and benefits to candidates that are offered a position that are at least comparable to those currently provided as compensation by H.
J. Heinz. As of the Effective Date, such person(s) will become the employee(s) of Armstrong-Americas. H. J. Heinz shall cooperate fully with Armstrong-Americas in making its employees available for evaluation in connection with any employment opportunities. Armstrong-Americas will be responsible for (a) all hiring and firing decisions (including competence evaluation and drug testing),
(b) performance evaluations, and (c) compensation (including wage and benefit) decisions.

     Certain other H. J. Heinz employees, including certain employees covered under a collective bargaining agreement, may be "leased" by H. J. Heinz to Armstrong-Americas. Armstrong-Americas will solely control the activities of the leased employees that relate to the Utility Services and will have the unilateral power to: (a) reassign the employees to other positions within the facility they are currently assigned to or to other facilities to which Armstrong-Americas is providing services in the United States, and (b) fulfill its responsibilities under the Utility Requirements Agreement using it's own or other leased employees. Armstrong-Americas will be responsible for all compensation and benefit costs (or will be invoiced by * for all compensation and benefit costs) related to leased employees. Armstrong-Americas will be responsible for supervising the leased employees, and will have the power to determine (a) the number of leased employees; and (b) and job grades (under applicable collective bargaining agreements) necessary to staff it's operations under this Agreement. Armstrong-Americas will be responsible for (a) all hiring and firing decisions (including competence evaluation and drug testing), (b) performance evaluations, and (c) compensation decisions related to the leased employees.

     5.7 Cooperation. H. J. Heinz shall cooperate with Armstrong-Americas so as not to delay or interfere with the Utility Services. Such cooperation shall include, without limitation, valve line-ups, placing equipment out-of-service, lockout-tagout procedures, returning equipment to service and any other similar activities as required to perform the Utility Services.

                                    ARTICLE 6

                        MODIFICATIONS AND SALE OF EXCESS

     6.1 Modifications. Armstrong-Americas may from time to time in its discretion design, install and construct certain modifications, upgrades and improvements of its own assets, or, at H. J. Heinz's concurrence, which shall not be unreasonably withheld, of the Manufacturing Plant, in connection with providing the Utility Services to the Manufacturing Plant ("Modifications"). The initial modifications relating solely to the Manufacturing Plant (the Utility Conservation Measures or UCM's) as identified in Schedule 6.1 have been mutually agreed upon and authorized by the Parties. It is the intent of the Parties that the UCM's identified in Schedule 6.1 will be installed in accordance with the implementation schedule included in Schedule 6.1, although it is understood (1) that this is an estimated schedule and (2) that Armstrong-Americas will not be responsible for any delay in implementation caused by H. J. Heinz or by matters beyond the reasonable control of Armstrong-Americas. To the extent further Modifications involve the Manufacturing Plant, H. J. Heinz shall cooperate with Armstrong-Americas in respect of the Modifications, including providing (i) information about the Manufacturing Plant's processes, capabilities and equipment as Armstrong-Americas shall require, (ii) access, ingress and egress to the Manufacturing Plant for the construction work, (iii) sufficient lay down and temporary storage access for the Modifications, any equipment to be installed, building materials and construction equipment, and any construction personnel. Modifications do not include the installation of parts, the replacement of components, the performance of repairs and the like, which are part of the normal operation and maintenance of the equipment associated with the provision of Utility Services.

     6.2 Modification Requests. H. J. Heinz may from time to time recommend certain Modifications to Armstrong-Americas in order to increase the efficiency of delivery or energy use. These Modifications shall be made only after discussion between the parties. However, final approval of Modifications relating solely to the A/A Assets is within Armstrong-Americas' sole discretion. The Compliance Committee assessment will address any capital requirements and the relevant savings allocations or necessary Service Fee adjustments related to any such Modifications.

     6.3 No Interference with Operations. The construction and/or operation of any Modifications (i) shall not materially interfere with the operation by H. J. Heinz of the Manufacturing Plant, shall not cause damage to the Manufacturing Plant and shall not reduce the useful life of the Manufacturing Plant; (ii) the construction of such Modifications shall be performed by Armstrong-Americas in a good and workmanlike manner and in accordance with written plans and specifications previously reviewed by H. J. Heinz; and (iii) all Modifications shall be owned by Armstrong-Americas.

     6.4 Sale of Excess. It is the intent of Armstrong-Americas to generate Utility Services in excess of the Utility Requirements (herein referred to as "Excess"). Whether or not such Excess is a result of the installation of any Modification, the disposition, sale and/or use of such Excess is at the sole discretion of Armstrong-Americas.

                                    ARTICLE 7

                       ADMINISTRATION OF THE PROVISION OF
                       MANAGEMENT SERVICES AND COMMODITIES

     7.1 Administration of the Provision of Certain Services and Ccmmodities. As of the Effective Date, Armstrong-Americas shall be the agent of H. J. Heinz and exclusively manage and administer ("Management Services") all of the contracts, books, records and accounts pursuant to which, all of the public utilities and other providers furnish Commodities to the Manufacturing Plant. H. J. Heinz shall have no right to provide, or to cause any Person other than Armstrong-Americas to provide, any Management Services for the benefit of the operation of the Manufacturing Plant; except where Armstrong-Americas has defaulted under this Agreement or is otherwise unable to perform the Management Services for any period greater that thirty (30) days. Further, Armstrong-Americas shall not be obligated to make any payments to any providers furnishing Commodities to the Manufacturing Plant if H. J. Heinz has not paid or is otherwise in default of its obligation to pay, any of the Service Fees required under the terms of this Agreement.

     7.2 Specific Duties of Armstrong-Americas. In connection with the Management Services, Armstrong-Americas shall have the obligations and powers and authorities described on Schedule 7.2 attached hereto.

     7.3 Standard of Management Services. Armstrong-Americas agrees to perform the Management Services in accordance with Good Operating Practices; provided, however, that H. J. Heinz understands and agrees that the provision of certain Commodities to the Manufacturing Plant may be solely within the dominion and control of the Utility Provider. Armstrong-Americas does not make any representation or warranty to, and does not covenant to, guaranty or indemnify
H. J. Heinz with respect to the quality, quantity, adequacy, suitability, reliability, availability, scheduling or any other aspect regarding the Commodities delivered to H. J. Heinz or the disposal or discharge of wastewater or sanitary sewage generated by H. J. Heinz.

     7.4 Audit. The provision of Services pursuant to this Section 7.4 are expressly subject to the audit rights described in Article 16 hereof.

                                    ARTICLE 8

                UTILITY REQUIREMENT CHANGES AND CHANGES IN COSTS

     8.1 Manufacturing Plant Operations Reductions. H. J. Heinz shall provide reasonable notice to Armstrong-Americas of its intention to permanently reduce its Utility Requirements at the Manufacturing Plant. At anytime during the Term of this Agreement, should the Utility Requirements of H. J. Heinz go below the Utility Requirements Baseline, H. J. Heinz shall be nonetheless obligated to pay to Armstrong-Americas, the Tier One Service Fee for so long as the Agreement remains effective; provided, however, that the Service Fee shall be reduced in an amount of the component of the Service Fee consisting of those fixed operation and maintenance costs which are avoided by Armstrong-Americas resulting from any such permanent reduction.

     8.2 Increased Utility Requirements. Armstrong-Americas shall use all commercially reasonable efforts to meet any increase in the Utility Requirements beyond the maximum Utility Requirements set forth in Schedule 2.1. All such Utility Requirements increases beyond the requirements set forth in Schedule 2.1 will be discussed by the Compliance Committee and any adjustments will be made in accordance with Section 8.3.

     8.3 Changes in Costs. It is the intention of the Parties that increases in the costs of providing Utilities Services, which are prudently incurred by Armstrong-Americas, shall result in an equitable increase to the Service Fee to be determined by the Compliance Committee. Conversely, increased costs prudently incurred by H. J. Heinz in maintaining the Manufacturing Plant equipment related to Armstrong-Americas provision of Utilities Services, shall result in an equitable decrease to the Service Fee to be determined by the Compliance Committee. Such increased costs shall include: (i) increased Utility Requirements beyond the requirements set forth in Schedule 2.1; (ii) increases in the costs of Commodities required to provide the Utility Requirements or
(iii) other reasonable costs and expenses prudently incurred by Armstrong-Americas or H. J. Heinz as approved by the Compliance Committee.

                                    ARTICLE 9

                                  SERVICE FEES

     9.1 Service Fees. In consideration of the receipt of its Utility Requirements, H. J. Heinz will pay the fees to Armstrong-Americas, which fees shall be calculated on a monthly basis in the manner as set forth in Schedule
9.1 (the "Service Fee(s)"). The Service Fees will be indexed and adjusted in a manner as set forth in Schedule 9.1 or otherwise as agreed to by a majority of the members of the Compliance Committee. Throughout the Term, H. J. Heinz shall be obligated to pay to Armstrong-Americas, a minimum Service Fee calculated on the basis of the "Tier One" component of the Service Fee (the "Minimum Service Fee"), which amount is set out on Schedule 9.1.

     9.2 Billing and Payment. Armstrong-Americas shall invoice H. J. Heinz, in arrears, for the Service Fees payable with respect to any given Month on or before the tenth (10th) day of the following Month and H. J. Heinz shall pay such invoice on or before the twentieth (20th) day of such following Month (the "Due Date"). The invoice shall set forth:

          (a) The Service Fees due and owing for the previous Month, including all adjustment calculations;

          (b) The monthly metered quantities of Utilities provided by Armstrong-Americas to H. J. Heinz during the previous Month; and

          (c) A credit in the amount of Utilities not consumed by H. J. Heinz during the relevant billing period, but for which H. J. Heinz has already paid for as part of the Minimum Service Fee. The applicable credit shall be calculated as the product of the unconsumed units of the applicable Utility multiplied by the applicable Tier Two unit rate as set out on Schedule 9.1 and shall be applied as a credit only against the Tier Two costs incurred by H. J. Heinz in subsequent billing periods.

          (d) Such other data and information as may be necessary to determine the amounts payable by H. J. Heinz hereunder.

Such statement shall be accompanied by any supporting documentation and other information reasonably requested by H. J. Heinz to determine the accuracy of the statement. All such payments shall be made by check or by wire transfer of immediately available funds to the account of Armstrong-Americas at such depository as Armstrong-Americas shall designate by written notice to H. J. Heinz. If the payment due date falls on a day other than a Business Day, the payment shall be due on the next Business Day.

     9.3 Late Payments and Disputed Invoices. If H. J. Heinz disputes any amount in the statement issued by Armstrong-Americas, the amount not in dispute shall be timely paid by H. J. Heinz, and any disputed amount which is ultimately determined to have been payable shall be paid within ten (10) days following such determination, together with interest at the Delayed Payment Rate from the date the amount was originally payable to and including the date of payment. Any dispute, which is not promptly resolved by mutual agreement of the Parties, shall be resolved in accordance with the provisions of Article 20.

     9.4 Interest. Amounts not paid by either Party to the other when due under any provision of this Agreement, including the provisions of this Article 9, shall bear interest calculated at 1% per month, from the date payment was due to and including the date of payment.

     9.5 Adjustments. In the event adjustments or corrections to Monthly statements are required as a result of inaccurate Output Meters or other errors in computation or billing, the Parties shall promptly recompute amounts due from or to each other hereunder during the period of inaccuracy and correct any errors in such statements. If the corrected total amount is less than the total amount already paid by a Party for that period, the difference shall be promptly paid to that Party or offset by that Party against amounts due, without interest.

     9.6 Audit. Each Party and its representatives shall have the right, at its sole expense, upon reasonable notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party documents in its possession or control pertaining to the Utilities delivered at the applicable Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof shall be promptly made and shall bear interest calculated at the Delayed Payment Rate from the date the overpayment or underpayment was made until paid. No adjustment of any statement or payment shall be made unless objection to the accuracy thereof is made within two (2) years from the date of the statement. This Section 9.6 shall survive any expiration or other termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment objections.

     9.7 No Set Off Against Service Fees. The Service Fees (or any other payment to be made by H. J. Heinz hereunder) shall not be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction, and H. J. Heinz shall not have any right (except as specifically provided in Articles 11 an 12 of this Agreement)) to terminate this Agreement or to be released, relieved or discharged from any obligation or liability hereunder to make all payments required of H. J. Heinz hereunder for any reason whatsoever, including, without limitation (i) any claim as a result of any other business dealings by H. J. Heinz or Armstrong-Americas; or (ii) any reorganization, arrangement, or similar proceeding involving H. J. Heinz.

     9.8 Commodity Maximum Pricing. It is agreed by H. J. Heinz and Armstrong-Americas that in the event Armstrong-Americas implements Commodity generation capacity at the Manufacturing Plant, the per unit bundled rate (defined as the total cost of all customary charges and any surcharges, for a single period, divided by the amount of the Commodity delivered) for such Commodity charged by Armstrong-Americas to H. J. Heinz will not, without the consent of the Compliance Committee, exceed the per unit rate for that Commodity as calculated by the applicable bundled utility rate schedule allowed under applicable Law at which H. J. Heinz can otherwise obtain such Commodity from the Utility Provider.

                                   ARTICLE 10

                               SAVINGS ASSESSMENT

     10.1 Capital Savings and Non-Capital Savings. From time to time H. J. Heinz and/or Armstrong-Americas may present proposals for projects to the Compliance Committee relating to potential Capital Savings or Non-Capital Savings. (Capital Savings projects presented by Armstrong-Americas relating solely to the A/A Assets are not subject to H. J. Heinz's approval, but are intended only to give
H. J. Heinz an opportunity to benefit from the Capital Savings.) To the extent such projects are not accepted by the non-presenting party, the presenting party may (where the project solely impacts assets under its control) opt to move forward with the proposed project and solely retain any resulting Capital Savings or Non-Capital Savings. To the extent that a project presented to the Compliance Committee is accepted and implemented, the resulting Capital Savings or Non-Capital Savings shall be allocated between the parties and reflected in the Service Fees invoicing immediately following the completion of the relevant project in the manner as agreed to by the Compliance Committee.

     10.2 Utilities Savings. It is the intent of Armstrong-Americas to reduce the Utility costs for the Manufacturing Plant from the Utilities Baseline Costs (Schedule 10.2) throughout the Term of this Agreement. In the event the Utilities Savings that are actually achieved exceed five percent (5%) from the newly established Utilities Baseline Costs as agreed to by the Compliance Committee, the amount of the Utilities Savings in excess of five percent (5%) shall be shared by H. J. Heinz and Armstrong-Americas as set out in Section
10.3. Within thirty (30) days of the end of each Fiscal Year, the Compliance Committee shall confirm the amount of the actual Utilities Savings for that Fiscal Year. Any shared Utilities Savings owed to Armstrong-Americas shall be paid within sixty (60) days of the end of the Fiscal Year in which such savings were realized.

     10.3 Aggregate Utilities Shared Savings Target. Armstrong-Americas shall use all commercially reasonable efforts to achieve the Aggregate Utilities Shared Savings Target (the "Target"). Failure to achieve the Target shall not give rise to an Event of Default. However, as an incentive to Armstrong-Americas to achieve the Target, Armstrong-Americas shall be entitled to share in any Aggregate Utilities Savings above the amounts set forth in Schedule 10.3.

                                   ARTICLE 11

                          TERM AND TERMINATION; ACCESS

     11.1 Term. Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall be legally binding for an initial term of twenty-five (25) years following the Effective Date ("Term"). Unless cancelled by advance written notice delivered by one Party to the other two (2) years prior to the expiration of this Agreement, the Term of this Agreement will be automatically renewed and extended for an additional five (5) years under the terms then existing between the Parties or as otherwise modified by mutual agreement. If this Agreement expires without renewal, or is terminated pursuant to Section 11.2, then Armstrong-Americas shall sell or remove its assets ("A/A Assets"). However, prior to the removal (and subject to Section 12.2.1) of the A/A Assets, H. J. Heinz shall have a right of first refusal for thirty (30) days from the date of expiration or termination to purchase the A/A Assets at Fair Market Value, but shall not be obligated to purchase the A/A Assets. H. J. Heinz shall provide written notice of its intention to purchase the A/A Assets ("H. J. Heinz Notice"). The parties will use all commercially reasonable efforts to execute all definitive agreements necessary to effect and finalize the sale/purchase of the A/A Assets within thirty (30) days of the H. J. Heinz Notice. Should H. J. Heinz elect not to exercise its thirty (30) day right of first refusal to purchase the A/A Assets, Armstrong-Americas may immediately remove or sell the A/A Assets under any terms it may choose to accept.

     11.2 Early Termination. This Agreement may be terminated prior to the end of the Term only in the following circumstances:

     a) by either party in the event of the sale of the Manufacturing Plant or upon a permanent discontinuation of operations pursuant to Section 11.3;

     b) by a non-defaulting party upon thirty (30) days written notice following the expiration of any applicable cure period specified under Section 12.1;

     c) in the event of Force Majeure pursuant to Section 18.6;

     d) upon transfer of ownership of the Manufacturing Plant by H. J. Heinz pursuant to and subject to Section 23.4.1;

     e) by H. J. Heinz in the event of a sale or transfer of ownership of Armstrong-Americas of any of its Affiliates.

     11.3 Manufacturing Plant Shutdown; Sale; Termination Fee. If at any time during the Term, H. J. Heinz decides to permanently discontinue operations at the Manufacturing Plant (other than for a sale of the Manufacturing Plant, the terms of which sale include the assumption by the buyer of the terms and obligations of this Agreement), or this Agreement is otherwise terminated for any reason other than for a default by Armstrong-Americas as defined in Section
12.1 (hereafter, "Failed Performance"), H. J. Heinz shall pay to Armstrong-Americas a Termination Fee in the relevant amount set forth in
Schedule 11.3 ("Termination Fee"). H. J. Heinz shall not be required to pay a Termination Fee in the event of a sale of the Manufacturing Plant by H. J. Heinz to a third party purchaser, where (i) such third party purchaser is an investment grade credit at least equal to H. J. Heinz ; (ii) such third party purchaser assumes all of the H. J. Heinz obligations under this Agreement; and
(iii) the terms of the purchase relating to such assumption of H. J. Heinz's obligations under this Agreement are approved by Armstrong-Americas, which approval shall not be unreasonably withheld.

     11.4 Failed Performance. If at any time during the Term, this Agreement is terminated by H. J. Heinz as a result of Failed Performance by Armstrong-Americas, as defined in Section 12.1 of this Agreement, H. J. Heinz shall pay to Armstrong-Americas a Termination Fee in an amount calculated as set forth in the attached Schedule 11.4.

     11.5 Removal On Termination. Upon termination or expiration of this Agreement, and in the event H. J. Heinz does not exercise its right of first refusal to purchase the A/A Assets, Armstrong-Americas shall remove all or any part of the A/A Assets. Armstrong-Americas shall commence such removal within ninety (90) days of the effective date of termination of this Agreement, and will complete any such removal as soon as practicable and in no event more than one hundred twenty (120) days following the date of the commencement of the removal work. H. J. Heinz will allow Armstrong-Americas reasonable access at no cost to the portions of the Manufacturing Plant and the Site as required to facilitate the removal. The reasonable costs associated with the removal shall be paid by Armstrong-Americas.

     11.6 Adjustment to Termination Fee Term. Notwithstanding any other provisions of this Article 11 to the contrary, H. J. Heinz and Armstrong-Americas acknowledge that at any time during the Term (or any renewal
Term), Armstrong-Americas may desire to implement one or more Modifications that would necessarily result in an adjustment to the Termination Fee schedule such that it would extend beyond the then-current Term or renewal Term. In such cases, the Compliance Committee shall assess the applicable cost impact of such Modification and determine whether or not to extend the Term or renewal Term.

     11.7 Right of Access. H. J. Heinz does hereby grant and agrees to provide Armstrong-Americas and its employees a right of access to the Manufacturing Plant, including (1) those portions on which the A-A Assets are located, (2) those portions on which the Utility assets which are not owed by Armstrong-Americas (including without limitation, piping, ductwork, utility cables, etc) are located, (3) those areas of the Manufacturing Plant for which access is required so as to allow Armstrong-Americas to exercise its rights and perform its obligations under the terms of this Agreement, and (4) all common areas of the Manufacturing Plant. This right of access is intended to provide Armstrong-Americas with rights of ingress, egress, regress and other access by authorized individuals and vehicles (including, but not limited to, the parking of passenger and other vehicles) to and from the Manufacturing Plant throughout the Term of this Agreement. The Parties agree that the right of access granted hereunder shall survive the termination of this Agreement for so long as is reasonably necessary for Armstrong-Americas to remove the A/A Assets.

                                   ARTICLE 12

                             TERMINATION FOR DEFAULT

     12.1 Event of Default. A Party shall be in default (the "Defaulting Party") under this Agreement upon the occurrence of any one or more of the following (an "Event of Default"):

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

                  (a) The Bankruptcy of the Defaulting Party;

                  (b) A failure by the Defaulting Party to make, when due, any payment required pursuant to this Agreement, if the Defaulting Party does not cure such failure within ten (10) days following receipt of notice from the other Party demanding payment;

                  (c) A failure by the Defaulting Party to perform any other of its material obligations under this Agreement in accordance with the requirements of this Agreement, if the Defaulting Party does not cure such failure within ninety (90) days following receipt of notice from the other Party demanding such cure (or, if such failure is curable, within such longer period of time, not to exceed a maximum cure period of one hundred-eighty (180) days, as is reasonably necessary to accomplish such cure without material adverse effect on the other Party, if the cure cannot be reasonably accomplished within such ninety (90) day period and the Defaulting Party diligently commences and completes such cure in such longer period); Notwithstanding the foregoing provisions of this subsection (c), if at any time during the Term, Armstrong-Americas (i) has consistently failed to supply the Utility Requirements for any three (3) day period; (ii) has had in excess of four (4) Forced Outages during any rolling twelve (12) month period (other than those caused by H. J. Heinz or by an event of Force Majeure); (iii) has failed to meet specifications on any Utility Service in a material manner for three (3) consecutive days; or (iv) is otherwise in default as defined in Article 12 and has failed to cure such default within the applicable cure period, H. J. Heinz may provide required notice to Armstrong-Americas and terminate this Agreement for failed performance.

                  (d) A breach by the Defaulting Party of any material representation or warranty of such Party set forth in this Agreement, if within ninety (90) days following receipt of notice from the other Party demanding such cure, the Defaulting Party does not cure such breach by curing the facts underlying such incorrect representation or warranty so as to make such incorrect representation or warranty correct (or, if such breach is curable, within such longer period of time, not to exceed a maximum cure period of one hundred-eighty(180) days, as is reasonably necessary to accomplish such cure without material adverse effect on the other Party, if the cure cannot be reasonably accomplished within such ninety (90)-day period and the Defaulting Party diligently commences and completes such cure in such longer period); or

                  (e) A failure by the Defaulting Party to comply with the terms of any final resolution of a dispute pursuant to Article 20 below, if the Defaulting Party does not cure such failure within thirty (30) days following receipt of notice from the other Party demanding such cure or, if such failure is curable and does not constitute a failure to pay money, within such longer period of time, not to exceed a maximum cure period of ninety (90) days, as is reasonably necessary to accomplish such cure without material adverse effect on the other Party, if the cure cannot be reasonably accomplished within such thirty (30) day period and the Defaulting Party diligently commences and completes such cure in such longer period).

     12.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, the Party not in default shall have the right to pursue any remedy under this Agreement now or hereafter existing under applicable Law or in equity, including an action for direct damages and specific performance and including termination of the Agreement upon thirty (30) days written notice to the Defaulting Party following the expiration of any applicable cure periods as specified under Section 12.1.

     12.2.1 H. J. Heinz Remedies Upon Armstrong-Americas Default. In the event of Armstrong-Americas' default under this Agreement or any other event triggering Armstrong-Americas' rights to remove, sell, or otherwise dispose of the A/A assets, Armstrong-Americas shall give to H. J. Heinz one hundred twenty days' written notice prior to removing, selling, or otherwise disposing of the A/A Assets. During a period of one hundred twenty (120) days after giving such notice (the "Notice Period"), in order to ensure the Manufacturing Plant's continuing receipt of Utilities, H. J. Heinz shall have the right (i) to immediately enter upon the Premises and operate or cause a third party to operate the A/A Assets on a temporary basis either by (x) identifying a third party to assume Armstrong-Americas obligations and deliver services to the H. J. Heinz during the Notice Period, or (y) requesting that Armstrong-Americas lease the A/A Assets to a third party operator; or (ii) terminate this Agreement in accordance with Article 11. In addition, during the Notice Period, H. J. Heinz shall, to the fullest extent possible, recruit or cause the recruitment of its (or a third party's) required operating and maintenance staff from among the current utility plant operators working from Armstrong-Americas. H. J. Heinz may offer, or cause a third party to offer, employment to acceptable candidates and agrees to ensure that wages and benefits to candidates that are offered a position are at least comparable to those currently provided as compensation by Armstrong-Americas. At the end of the Notice Period, such person(s) who are offered a position will become the employee(s) of H. J. Heinz or of the relevant third party. Armstrong-Americas shall cooperate fully with H. J. Heinz in making its employees available for evaluation in connection with any employment opportunities. Upon hiring the chosen candidate(s), H. J. Heinz or the relevant third party will be responsible for (a) all hiring and firing decisions (including competence evaluation and drug testing), (b) performance evaluations, and (c) compensation (including wage and benefit) decisions thereafter.

     12.3 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties set forth in this Agreement shall be cumulative and no remedy available to a Party not in default hereunder shall be exclusive of any other remedy.

                                   ARTICLE 13

                         CHANGES IN TECHNOLOGY AND LAWS

     13.1 Technology Changes. The Parties acknowledge and agree that during the Term certain technological changes may occur as a result of technological advancement. In the event of such changes Armstrong-Americas agrees to use all commercially reasonable efforts to implement such changes in technology, especially in those instances where the implementation of such technology will result in additional efficiencies, reduced environmental impacts or other benefits at the Manufacturing Plant. The impact and related costs of any such changes in technology shall be evaluated by the Compliance Committee, which shall determine (1) the manner in which any such changes should be addressed and (2) whether any equitable adjustment to the Service Fees should be made.

     13.2 Changes in Law. The Parties acknowledge and agree that during the Term certain changes in Law may occur that may impact the costs of meeting the Utility Requirements ("Utility Requirements Costs"). For purposes of this provision "change(s) in Law" only includes those changes of which Armstrong-Americas and H. J. Heinz had no knowledge of on or prior to the Effective Date. The Parties agree to use all commercially reasonable efforts to comply with such changes in Law in a manner that will have no material impact on the Service Fees, operating efficiencies, environmental conditions or other operations of the Manufacturing Plant. It is the intent of the Parties that neither shall be the insurer of the other against all effects of Changes in Laws and that all such matters will be submitted to the Compliance Committee to be addressed and resolved in a commercially reasonable manner under Section 8.3.

                                    ARTICLE 14

                                    INSURANCE

     14.1 Armstrong-Americas Insurance

     14.1.1 During the Term of this Agreement, Armstrong-Americas, at its own expense, shall provide and keep in force the following insurance:

                  (a) Statutory Workers' Compensation Insurance covering Armstrong-Americas employees in full compliance with the applicable Workers' Compensation Act.

                  (b) Commercial General Liability Insurance including contractual liability and products/completed operations liability coverage with a combined single limit of $5,000,000 per occurrence.

                  (c) Automobile Liability Insurance covering all owned, hired and non-owned vehicles with a combined single limit of $5,000,000 per occurrence.

                  (d) All Risk Property and Boiler and Machinery Insurance covering the A/A Assets and the approved Modifications on a replacement cost basis. Such insurance shall list H. J. Heinz as an additional insured and a loss payee (as its interest may appear) and contain a waiver of subrogation.

     14.1.2 All insurance policies shall be issued by insurers reasonably acceptable to H. J. Heinz. Each policy required to be provided by Armstrong-Americas pursuant to this Agreement shall name H. J. Heinz as an additional named insured, shall be primary and non-contributing with any insurance carried by H. J. Heinz , and shall have attached thereto endorsements
(i) that such policy shall not be canceled, modified, reduced or surrendered without at least

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

thirty (30) days' prior written notice to H. J. Heinz; and (ii) that no act or omission of Armstrong-Americas shall invalidate the interest of such Person entitled to such notice. Armstrong-Americas shall furnish H. J. Heinz with certificates of such policies on or before the Effective Date and whenever required shall satisfy H. J. Heinz that such policies are in full force and effect. All deductibles shall be for the account of, and shall be payable by, Armstrong-Americas.

     14.2 Waiver of Subrogation. Armstrong-Americas and H. J. Heinz hereby mutually waive any and all rights of recovery against one another for real or personal property loss or damage occurring to the Manufacturing Plant and/or the A/A Assets, or any part thereof or any personal property therein from perils insured against under the all risk coverage and other property insurance policies existing for the benefit of the respective Parties and will assure that the insurance policies maintained by the Parties contain a waiver of subrogation.

     14.3 Responsibility for Employees and Contractors.

     14.3.1 Each of H. J. Heinz and Armstrong-Americas shall be responsible for their own employees or their leased employees while on the premises of the other and each are providing insurance in furtherance of such responsibility. Each Party shall be solely responsible for and shall indemnify, defend and hold harmless other Party from and against any and all claims, suits, damages, losses, specifically including loss of use of property, and all other liabilities whatsoever, including related expenses and attorneys' fees, for or on account of injuries to or death of any person, including but not limited to their own employees or their leased employees, and/or loss of or damage to any property, including but not limited to their own property, in any way sustained or alleged to have been sustained, directly or indirectly, by reason of or in connection with: the performance of work by such Party, its employees, leased employees, agents or subcontractors or their employees, including but not limited to the use of any equipment or material furnished by such Party, or the presence of such Party, its employees, leased employees, agents or subcontractors or their employees on the premises of such Party, whether such claims, suits, damages, losses and liabilities are based upon or result in whole or in part from the active or passive negligence of such Party, its employees or agents, or such Party's strict liability in tort, breach of warranty, breach of contract, duty to indemnify or any other basis or cause whatsoever whereby the other Party might be held liable; provided that the foregoing shall not be construed to be an agreement to indemnify a Party against liability for damages caused by or resulting from the sole negligence of such Party, its agents or employees, under circumstances whereby said agreement would be in violation of any applicable anti-indemnification statute or other applicable Law, it being the intent of the foregoing provisions to absolve and protect a Party from, and to indemnify a Party against, any and all liability and loss by reason of the premises except to the limited extent prohibited by applicable Law.

     14.3.2 Unless waived by H. J. Heinz, Armstrong-Americas shall cause each of its subcontractors performing work in connection with this Agreement to obtain insurance in accordance with the provisions of this Article 14.

                                   ARTICLE 15

                         REPRESENTATIONS AND WARRANTIES

     15.1 Representations and Warranties of H. J. Heinz. H. J. Heinz represents and warrants the following:

     15.1.1 H. J. Heinz is a limited partnership and/or corporation duly organized, validly existing and in good standing under the Laws of the state in which it is organized, and has all requisite corporate or other organizational power and legal authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and enter into and carry out the terms of this Agreement.

     15.1.2 The execution, delivery and performance by H. J. Heinz of this Agreement have been duly authorized by all necessary corporate action on the part of H. J. Heinz, and none of such execution, delivery or performance shall violate any applicable Law or Regulatory Requirements binding on H. J. Heinz or the articles of incorporation, by-laws, or other organizational documents of H.
J. Heinz or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which
H. J. Heinz is a party by which it or its properties may be bound.

     15.1.3 This Agreement has been duly executed and delivered by the duly authorized representatives of H. J. Heinz and constitutes the legal, valid and binding obligation of H. J. Heinz, enforceable against H. J. Heinz in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     15.1.4 Except as provided on Schedule 15.1.4 attached hereto, no material consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of H. J. Heinz is required as a condition to the valid execution, delivery or performance of this Agreement by H. J. Heinz.

     15.1.5 Except as provided on Schedule 15.1.5

               The Manufacturing Plant is in compliance in all material respects with all applicable Laws and engineering standards including federal, state and local Environmental Laws, and, during the last three (3) years with respect to such Manufacturing Plant, H. J. Heinz has no knowledge of any noncompliance with, nor has H. J. Heinz received any notices of violation of such Laws, engineering standard, and federal, state and local Environmental Laws. H. J. Heinz has secured all necessary Permits for which it is responsible, applicable to the business, properties and operations of the Manufacturing Plant, the violation of which (or the failure to secure) could have a material adverse effect on the business, operations, properties or assets of the Manufacturing Plant, or on the condition, financial or otherwise, of H. J. Heinz. H. J. Heinz further represents and warrants that with respect to the

Permits in Schedule 15.1.4 that (i) all such Permits are in full force and effect; (ii) the Manufacturing Plant are in compliance in all material respects with such Permits; (iii) H. J. Heinz has no knowledge of any noncompliance with, nor has H. J. Heinz received any notices of violation of such Permits during the last three (3) years and (iv) that the performance of Armstrong-Americas under this Agreement does not and will not require a modification of any such Permit except as is contemplated in Schedule 15.1.4 with respect to the Title V Air Permit.

     15.1.6 H. J. Heinz is current with respect to the invoices it has received for Commodities furnished by the providers thereof.

     15.2 Representations and Warranties of Armstrong-Americas. Armstrong-Americas represents and warrants the following:

     15.2.1 Armstrong-Americas is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and enter into and carry out the terms of this Agreement.

     15.2.2 The execution, delivery and performance by Armstrong-Americas of this Agreement have been duly authorized by all necessary limited liability company action on the part of Armstrong-Americas, and none of such execution, delivery or performance shall violate any applicable Law or Regulatory Requirements binding on Armstrong-Americas or the certificate of formation or the limited liability company agreement of Armstrong-Americas or contravene the provisions of, or constitute a default under any mortgage, loan agreement, deed of trust, or other agreement or contract to which Armstrong-Americas is a party by which it or its properties may be bound.

     15.2.3 This Agreement has been duly executed and delivered by the duly authorized managers of Armstrong-Americas and constitutes the legal, valid and binding obligation of Armstrong-Americas, enforceable against Armstrong-Americas in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     15.2.4 Except as provided on Schedule 15.2.4 attached hereto, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of Armstrong-Americas is required as a condition to the valid execution, delivery or performance of this Agreement by Armstrong-Americas.

     15.2.5. Armstrong-Americas shall provide H. J. Heinz `s Utility Requirements and perform the Utility Services in accordance with the specifications set forth in Schedule 2.1 and in material compliance with all applicable Laws and Environmental Laws except as otherwise noted in Schedule 2.1.

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

                                   ARTICLE 16

                      AUDIT RIGHTS AND FINANCIAL REPORTING

     16.1 Audit Rights. Each Party, at its own expense and wherever located, shall have the right during normal business hours and upon reasonable advance notice to inspect and audit the inventory, warehouse records, ledgers and non-privileged books and records of the other Party relating to this Agreement including, but not limited to, the daily log sheets, as necessary to verify (i) prices, volumes and charges in the case of Armstrong-Americas' records and (ii) production levels and facility hours in the case of H. J. Heinz' records.

     16.2 Financial Reporting.

     16.2.1 Annual Financial Statements. Upon request by H. J. Heinz and no later than ninety (90) days following the receipt of such request, Armstrong-Americas shall furnish to H. J. Heinz statements of income, cash flow, retained earnings for Armstrong-Americas' Fiscal Year, a balance sheet as of the close of such Fiscal Year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding Fiscal Year. H. J. Heinz may further request that such financial statements be certified by independent public accountants of regionally recognized standing as being in conformity with GAAP.

     16.2.2 Quarterly Financial Statements. Upon request by H. J. Heinz, but in any event within sixty (60) days after the end of each fiscal quarter, Armstrong-Americas shall furnish to H. J. Heinz unaudited statements of income, cash flows, retained earnings of such quarter, and for the period from the beginning of Armstrong-Americas' current Fiscal Year to the end of such quarter, and an unaudited balance sheet as of the end of such quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same period or as of the same date during the preceding Fiscal Year and the current Fiscal Year to date. All such financial statements shall be prepared in accordance with GAAP.

                                   ARTICLE 17

                                 CONFIDENTIALITY

     17.1 Non-Disclosure and Non-Use. Each Party hereto shall hold all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party in connection with this Agreement or the transactions contemplated hereby ("Confidential Information") in strict confidence and shall not, without the prior written consent of the other Party, either use such Confidential Information for any purposes other than the purposes described herein, or disclose such Confidential Information, for any reason or at any time except for: (a) disclosures to its employees required for performance of their duties in furtherance of the intent and purpose of this Agreement; (b) disclosures to lenders, banks or other financial institutions providing; or (c) disclosures to a potential purchaser of H. J. Heinz or

Armstrong-Americas; provided that each Person described in (a), (b) or (c) above agrees to be bound by the provisions of this Article 17. Each Party hereto agrees to impose substantially the same confidentiality obligations as described above upon their employees and in general to handle Confidential Information in the way they would handle their own proprietary information. Notwithstanding the foregoing, this Article 17 shall not apply to such documents or information that were (i) previously known by the Party receiving such documents or information,
(ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or
(iii) later acquired by such receiving Party from another source if such receiving Party is not aware that such source is under an obligation to the other Party to keep such documents and information confidential.

     17.2 Required Disclosure. Any Party required by applicable Law or in the course of administrative or judicial proceedings to disclose information that is otherwise required to be maintained in confidence pursuant to this Article 17, may make disclosure notwithstanding the provisions of this Article; provided that the Party making the disclosure shall give prior notice to the other Party of the requirement and the terms thereof and shall cooperate to the maximum extent practicable to minimize the disclosure of the information. The Party disclosing such information shall use reasonable efforts, at the other Party's cost, to obtain proprietary or confidential treatment of such information by the third party to whom the information is disclosed, and to the extent such remedies are available, shall use reasonable efforts to seek protective orders limiting the dissemination and use of the information at the other Party's cost.

                                   ARTICLE 18

                                  FORCE MAJEURE

     18.1 Definition. As used in this Agreement, "Force Majeure" means any act or event that prevents the affected Party from performing its obligations (other than the payment of money) under this Agreement or complying with any conditions required to be complied with under this Agreement if such act or event is beyond the reasonable control of, and does not arise out of the negligent act or omission of, the affected Party and such Party has been unable by the exercise of due diligence to overcome or mitigate the effects of such act or event. Force Majeure includes, but is not limited to: interruption of the supply of natural gas, water, electricity or other commodities or services, acts of God, acts of declared or undeclared war, sabotage, landslides, revolution, terrorism, unusually severe storm, flood, lightning, earthquake, fire, explosion, civil disturbance, riot, action (including unreasonable delay or failure to act) of a court or other Governmental Authority, or strikes or other labor disputes of a regional or national character which are not limited to the employees of any Party and its subcontractors or any other similar or dissimilar event which is beyond the control of the affected Party. Force Majeure does not include equipment failure, explosion or fire caused by a failure to operate in accordance with Good Operating Practices.

     18.2 Strikes. In the event of a strike, the affected Party shall continue to operate in full compliance with the terms of this Agreement insofar as possible using all available personnel, including the affected Party's available management.

     18.3 Burden of Proof. In the event that the Parties are unable in good faith to agree that a Force Majeure has occurred, the Parties shall submit the issue to dispute resolution pursuant to Article 20 hereof; provided that the burden of proof as to whether a Force Majeure has occurred shall be upon the Party claiming a Force Majeure.

     18.4 Excused Performance. If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected; provided that:

          (a) the non-performing Party gives the other Party prompt written notice (but in any event no later than seven (7) days after the occurrence) describing the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of such Party's obligation hereunder, and thereafter continues to furnish timely regular reports with respect thereto during the continuation of the Force Majeure;

          (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure (it being understood by the Parties that the Party who had suspended performance due to the Force Majeure shall have a reasonable time period to resume such performance after the termination of such Force Majeure, provided, further, such Party uses all reasonable efforts to resume such performance as soon as practicable);

          (c) the non-performing Party exercises all reasonable efforts to mitigate or limit damages to the other Party;

          (d) the non-performing Party uses all reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event or condition excusing performance; and

          (e) when the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party prompt written notice to that effect and shall promptly resume performance hereunder.

     18.5 Service Fees. Notwithstanding the existence of a Force Majeure, H. J. Heinz shall continue to pay to Armstrong-Americas the percentage of the monthly Tier One Service Fees Schedule 18.5, until the delivery of Utilities are restored or until this Agreement is terminated pursuant to Section 18.6; provided, however, that H. J. Heinz shall receive a credit for any amounts paid by H. J. Heinz during a period of Force Majeure, which credit shall be applied against (a) the Tier Two Service Fees following the end of the Force Majeure, or
(b) the Termination Fee.

     18.6 Termination for Force Majeure. If a Force Majeure prevents a Party from performing its obligations hereunder for more than ninety (90) consecutive days, then either Party may terminate this Agreement upon thirty (30) days' prior written notice to the other Party. In the event of a termination for

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

Force Majeure, the calculation of any applicable termination fee shall be calculated relating back to the first day of the Force Majeure interruption.

                                   ARTICLE 19

                                    INDEMNITY

     19.1 Reciprocal General Indemnification. Each Party, respectively, as indemnitor ("Indemnitor"), will indemnify, defend and hold harmless the other Party and its officers, directors, employees, Affiliates, agents and assigns, as Indemnitee ("Indemnitee"), from and against any and all direct losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and accountants' fees, but excluding any amounts described in Section 21.1 hereof, (herein referred to collectively as "Losses") asserted against, resulting to, imposed upon or incurred or suffered by any such Indemnitee as a result of, based upon or arising from the failure by the Indemnitor or its respective agents or employees to comply with any applicable Law, rule, or regulation of any authority having proper jurisdiction, or the material default by Indemnitor under the terms of this Agreement, excepting only such Losses as may be caused by the negligence or misconduct of any Indemnitee or its respective agents or employees. Notwithstanding the foregoing, it is the Parties' intent that each Party (the "Employing Party") shall be responsible for the actions of its respective employees, agents and contractors, and that the indemnification requirements as set forth in this
Section 19.1 shall exclude any personal injury (specifically including any injuries associated with an environmental condition at the Manufacturing Plant) and/or property damages suffered by the employees of an Employing Party or its contractors, except to the extent caused by the sole negligence of the other Party, in which case the other Party shall be obligated to provide indemnification as provided herein.

     19.2 Reciprocal Environmental Indemnification. H. J. Heinz and Armstrong-Americas, respectively, as Indemnitor, will indemnify the other as Indemnitee, and hold it, its officers, directors, employees, affiliates, agents and assigns as Indemnitees, harmless from and against any and all investigation and remediation costs, losses, damages, fines, penalties, or expenses (excluding amounts described in Section 21.1 hereof), and liability suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including, without limitation, reasonable attorney's fees, incurred or sustained by or against any such Party with respect to or resulting from Release of any Hazardous Materials, if the Release is caused by Indemnitor, its agents, employees, representatives, contractors or other person under the supervision of the Indemnitor during the Term of this Agreement, or from any non-compliance with Regulatory Requirements for which the Indemnitor was responsible under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, H. J. Heinz shall further indemnify Armstrong-Americas and hold it, its officers, directors, employees, affiliates, agents and assigns harmless, from and against any and all investigations and remediation costs, and all losses, damages or expenses and liability suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including, without limitation, reasonable attorneys' fees, incurred or sustained by or against Armstrong-Americas, its officers, directors, employees, affiliates, agents and assigns, with respect to or resulting from any Release of any Hazardous Materials to, at, from, over, on, under, or above, or any other environmental condition affecting or with respect to, the Real Property, the Manufacturing Plant and the A/A Assets, occurring or existing prior to the Effective Date, unless otherwise specifically agreed to by the Parties. The indemnification set forth in this Section 19.2 shall be the exclusive remedy. The indemnification provisions of Section 19.1 shall have no application to such matters. Expressly excluded from the indemnification in this
Section 19.2 are (i) any amounts described in Section 21.1; (ii) any personal injury (specifically including any injuries associated with an environmental condition at the Manufacturing Plant) and property damage suffered by the employees of either Party or their contractors.

     19.3 Survival. This Article 19 shall survive the expiration or earlier termination of this Agreement for two (2) years.

                                   ARTICLE 20

                               DISPUTE RESOLUTION

     The Parties agree to the following procedures to resolve any dispute, controversy or claim arising out of or relating to this Agreement:

     20.1 By the Parties. Should any dispute, controversy or claim arising out of or relating to this Agreement prove incapable of being settled between the representatives of H. J. Heinz and Armstrong-Americas (including any appropriate committee established hereunder) who are normally responsible for administration of this Agreement, the Parties shall seek to resolve the dispute by negotiations between senior executives of H. J. Heinz and Armstrong-Americas who have authority to settle the controversy. The disputing Party shall give the other Party written notice of the dispute. The executives shall meet at a mutually acceptable time and place within thirty (30) calendar days of the date of the disputing Party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt in good faith to resolve the dispute. Alternatively, the designated senior executives may by mutual agreement elect to submit the disputed matter for non-binding mediation under agreed upon terms and conditions.

     20.2 Failure to Resolve; Arbitration. If any dispute is not resolved between the Parties pursuant to Section 20.1 within thirty (30) days from the date on which the Parties began to attempt to resolve such dispute, then the dispute shall be determined by arbitration pursuant to the rules, then in effect, of the American Arbitration Association upon the initiation of either Party, and shall be settled and finally determined by an arbitrator mutually acceptable to both Parties. If the Parties are unable to agree upon a single arbitrator, each Party, at its own cost and upon notice to the other Party, shall appoint one arbitrator. If a Party does not appoint an arbitrator within ten (10) Business Days after the other Party has given notice of the name of its appointed arbitrator, the single arbitrator first appointed shall be the sole arbitrator, and that arbitrator's decision shall be binding upon both Parties.

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

If two arbitrators are appointed, they shall appoint a third arbitrator, and the three shall resolve the question. The appointment of the third arbitrator shall be made within ten (10) Business Days following the appointment of the first two arbitrators. If the two arbitrators first appointed cannot agree upon a third, that third arbitrator shall be chosen by the Chief Judge of the United States District Court located in Wilmington, Delaware, or such other judge as the parties may agree. The written decision of any two of the arbitrators so appointed shall be binding and conclusive on the Parties hereto and enforceable in any court of competent jurisdiction. Each of the Parties shall bear one-half of the cost of appointing the third arbitrator, and of paying the third arbitrator's fee. Such arbitration shall be conducted in Wilmington, Delaware, or such other location as the parties may agree.

     20.3 No Suspension of Performance. During the period of any dispute described in this Article 20, neither Party shall suspend performance. Armstrong-Americas shall proceed, without interruption, with the performance of its obligations hereunder and H. J. Heinz shall proceed, without interruption, with the performance of its obligations hereunder including, but not limited to, the payment of the Service Fee.

                                   ARTICLE 21

                    LIMITATION OF LIABILITY AND DISCLAIMERS

     21.1 Limitation of Liability. Notwithstanding anything to the contrary herein contained,

          (a) neither H. J. Heinz nor Armstrong-Americas shall be liable, whether in contract, in tort, or otherwise, for any special, punitive, exemplary, indirect, incidental or consequential damages whatsoever, including but not limited to, loss of profits, business interruptions and claims of customers or other third parties, for any reason whatsoever, provided that nothing herein shall be deemed to limit or otherwise affect the obligations to pay the Termination Fee provided for herein; provided, however, that any fines or penalties imposed by any governmental or regulatory agency shall not be excluded by this Section 21.1; and

          (b) except for the Termination Fee, in no event shall either Party's liability for any Losses exceed the sum of $1,000,000, regardless of the form of action or legal theory under which the claim of liability may be asserted.

     21.2 Disclaimers. Except as otherwise expressly provided herein, Armstrong-Americas does not hereby undertake to provide any warranties or guarantees regarding reduced energy losses, energy savings, or system benefits at the Manufacturing Plant in connection with the services to be performed by Armstrong-Americas hereunder.

                                   ARTICLE 22

                      ADDITIONAL CONTRACTUAL CONTINGENCIES

     22.1 Conditions Precedent. Armstrong-Americas' obligations under this Agreement are expressly subject to the fulfillment of each of the conditions listed below, in each case in form and substance satisfactory to Armstrong-Americas, provided that Armstrong-Americas may waive any such condition or may extend the date for fulfillment of any such condition. In the event that any of such conditions shall not have been fulfilled by the date indicated (as such date may be extended), Armstrong-Americas may terminate this Agreement without further obligation:

          (a) No later than twelve (12) months after the Effective Date, H. J. Heinz shall have transferred to Armstrong-Americas, or Armstrong-Americas shall have received all necessary authorizations from the applicable Governmental Authorities for the performance of the Utility Services (excluding any authorization which, by its nature, is not available or required prior to the commencement of the provision of the Utility Services) and, with respect to each such authorization, either (A) all appeals or other challenges of such authorization have been resolved to Armstrong-Americas' satisfaction, or (B) the time for filing appeals or other challenges to such authorization has expired with no appeal or other challenge having been filed. No later than sixty (60) days after the Effective Date, Armstrong-Americas shall provide H. J. Heinz with a list of all such authorizations of which it has knowledge as of that time.

          (b) Armstrong-Americas shall notify H. J. Heinz of the satisfaction, extension, or waiver of each of the conditions precedent listed in Article 22.1. Armstrong-Americas' obligations hereunder shall commence upon the satisfaction or waiver of the last such condition precedent.

     22.2 Transfer of Assets. Notwithstanding any other provision of this Agreement to the contrary, it is the intent of the Parties that upon termination and payment of any required termination fee, H. J. Heinz shall have the right of first refusal to purchase the A/A Assets free and clear of all liens and encumbrances for an amount equal to Fair Market Value, less any and all costs/expenses which would be incurred by H. J. Heinz, including those related to (1) the removal of the assets or any part thereof, (2) the restoration or remediation of the assets or the premises, (3) all required permitting related to construction, removal, remediation, restoration, etc. of the assets and premises, and (4) any disruptions in the operations of the Manufacturing Plant related to the termination, provided, however, that in no event will the amount to be paid by H. J. Heinz be reduced to the point that Armstrong-Americas would be obligated to make any payment to H. J. Heinz upon transfer of the assets.

                                   ARTICLE 23

                            MISCELLANEOUS PROVISIONS

     23.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:

         If to H. J. Heinz:
                              H. J. Heinz Company, L.P.
                              600 Grant Street
                              60/th/ Floor
                              Pittsburgh, PA 15219
                              Attention: Vice President of Operations

         with a copy to:
                              H. J. Heinz Company, L.P.
                              600 Grant Street
                              60/th/ Floor
                              Pittsburgh, PA 15219
                              Attention: Vice President - Legal Affairs

         and to:
                              H. J. Heinz Company, L.P.
                              PO Box 57
                              Pittsburgh, PA 15230-0057
                              Attention: Manager - Energy Services

         If to Armstrong-Americas:
                              Armstrong-Americas
                              C/o Americas Power Partners, Inc.
                              2081 East Ocean Blvd., 4th Floor
                              Stuart, Florida 34996
                              Phone: 772-286-7175
                              Fax: 772-286-1001
                              Attention: Gordon Mendelson, President

         With copies to:
                              Armstrong Service, Inc.
                              8545 Commodity Circle
                              Orlando, Florida 32819
                              Phone: 407-370-3301
                              Fax: 407-370-3399
                              Attention: Mark Quirin

or to such other address or facsimile number as any such Party may indicate by a notice delivered to the other Parties hereto. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), the same business day (when sent by facsimile) and the next business day (when delivered by overnight courier). A Party to this Agreement may change its address to which all communications and notices may be sent hereunder by addressing notices of such change in the manner provided, provided however, that provisions herein regarding notice to any Person other than a Party may not be modified or deleted without the written consent of such Person.

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

     23.2 No Waiver. Any modification or waiver of terms of this Agreement shall not be binding unless it is in writing and signed by a duly authorized representative of all of the Parties hereto. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

     23.3 Entire Agreement. This Agreement, together with the exhibits, schedules and appendices hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supercedes all prior or contemporaneous agreements whether written or oral.

     23.4 Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided that:

          23.4.1 If H. J. Heinz intends to transfer ownership of the Manufacturing Plant to a Person, other than a H. J. Heinz Affiliate, who (i) does not have the financial capability satisfactory to Armstrong-Americas to perform H. J. Heinz's obligations under this Agreement or (ii) does not assume all of H. J. Heinz's obligations under this Agreement, Armstrong-Americas shall have the right to terminate this Agreement upon one hundred twenty (120) days prior written notice to H. J. Heinz.

          23.4.2 Armstrong-Americas shall not assign or delegate its duties hereunder without the prior written consent of H. J. Heinz, which consent shall not be unreasonably withheld or unduly delayed; provided further, however, that Armstrong-Americas, in its sole discretion is specifically permitted to assign its rights and/or interests under this Agreement to any third party without the consent of H. J. Heinz, including, but not limited to, any rights of Armstrong-Americas to receive payments hereunder, its remedies on default, its rights to receive notice hereunder, and its rights to approve any modification or amendment of this Agreement. Armstrong-Americas shall provide written notice to H. J. Heinz of any such assignment. H. J. Heinz shall not assign this Agreement to any third party (other than a H. J. Heinz Affiliate) without Armstrong-Americas prior' written consent, which consent shall not be unreasonably withheld.

     23.5 Independent Contractor; No Partnership. Armstrong-Americas shall be an independent contractor of H. J. Heinz with respect to the performance of its obligations hereunder. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, agency or any other similar arrangement between H. J. Heinz and Armstrong-Americas, and neither Party is authorized to act as agent for the other Party.

     23.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State in which the Manufacturing Plant is located.

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

     23.7 Estoppel Certificate. Each Party shall, from time to time, upon twenty
(20) days prior written request by the other Party, execute, acknowledge and deliver to the other Party, or any other person, firm or corporation specified by such Party, a certificate signed by its authorized representative stating that (i) this Agreement is unmodified and in full force and effect, or if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications, (ii) the dates to which any payments which are due hereunder have been made, (iii) stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each default of which the signer has knowledge, and (iv) stating that to the knowledge of the signer of such certificate that other Party has observed and performed all of the terms, covenants and conditions on its part to be performed, and if not, specifying the same.

     23.8 Further Assurances. Each of the Parties hereto agrees, upon the request of the other Party hereto, from time to time to execute and deliver to such other Party all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested Party hereunder and to consummate the transactions provided for herein.

     23.9 Press Release and Announcements. No press releases or public announcements related to this Agreement and the transactions contemplated herein, or any other such announcements or disclosures to the employees, customers or suppliers of Armstrong-Americas, shall be made without the joint written approval of H. J. Heinz and Armstrong-Americas, unless otherwise required by law (in which case the other party shall be consulted prior to any such disclosure). Armstrong-Americas and H. J. Heinz shall cooperate to prepare announcements to employees, customers, suppliers and other interested parties.

   (The remainder of this page is intentionally left blank-signatures follow)

                        UTILITIES REQUIREMENTS AGREEMENT

                                 by and between

                            H. J. Heinz COMPANY, L.P.
                                       and
                          ARMSTRONG-AMERICAS-I, L.L.C.


                          King of Prussia, Pennsylvania

                                 SIGNATURE PAGE

     IN WITNESS WHEREOF, H. J. Heinz and Armstrong-Americas have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America

By:______________________________  By: _________________________________________

Name: Gordon Mendelson, Manager    Name/Title: _________________________________

Schedule 1.1 Parties, Manufacturing Plant

1)   Parties:
     H. J. Heinz Affiliate/Division:  H. J. Heinz North America.


     Armstrong-Americas entity: Armstrong-Americas-I, L.L.C., a Delaware limited liability company.


2) Manufacturing Plant: The H. J. Heinz Company, L.P./H. J. Heinz U.S.A. manufacturing facility located at 250 Hansen Access Road, King of Prussia, Pennsylvania, 19406.

Schedule 2.1 Provision of Utilities and Specifications

I. STEAM

   A. Utilities Requirements and Specifications--Steam

The quality of steam produced is directly related to the boiler water chemistry. Steam delivered to the Manufacturing Facility will have quality assured by maintaining the following boiler water chemistry, as per ASME "Consensus on Operating Practices for the Control of Feedwater and Boiler Water Chemistry in Modern Industrial Boilers" for fire tube boilers for 0-300 psig boiler's operating pressure:

        Control                      Range
        Silica                       *150ppm SiO\\2\\
        Total Alkalinity             *700 ppm as CaCO\\2\\
        Specific Conductance         *7000 mhos/cm @25(Degree)C without
                                      neutralization

Steam shall be delivered to the Manufacturing Plant at up to 115 psig in accordance with the following quantity standards (based upon current requirements without reduction for substantial UCM's to be implemented).

        Average steam load           6,600 pph
        Peak steam load              12,000 pph
        Monthly steam load           4,200 klbs
        Yearly steam load            48,000 klbs


   B. Delivery Point--Steam

The delivery point is the point at which the steam leaves the boiler house via the main steam header.

   C. Measurement of Quantity and Quality--Steam

The quantity of steam being supplied to the Manufacturing Facility is not measured. Steam generation will be defined by calculation based on fuel usage, boiler efficiency and feed water temperature. This will provide steam flow basis for accounting purposes. Powerhouse operators will measure condensate, feed water, and boiler water quality. Boiler water chemistry will be tested daily. Results will be logged and adjustments will be made to maintain required quality.

II.  COMPRESSED AIR


     A. Utilities Requirements and Specifications--Compressed Air

Compressed Air delivered to the Manufacturing Facility shall satisfy the following compressed air quality standards:

       Control                        Range
       Dew Point                      40 degrees F+/- 10 degrees F

* Less than

Compressed Air delivered to the Manufacturing Facility shall satisfy the following compressed air quantity standards:

        Average compressed air load     405 scfm
        Peak compressed air load        810 scfm
        Monthly compressed air load     18,000 mcf
        Yearly compressed air load      213,000 mcf

     B. Delivery Point--Compressed Air

The delivery point is the point at which the air leaves receivers entering the main air distribution system.

     C. Measurement of Quantity and Quality--Compressed Air

The quantity of compressed air being supplied to the Manufacturing Facility is not a required measurement currently.

III. WASTEWATER TREATMENT

      A. Utilities Requirements and Specifications--Wastewater Treatment

Wastewater treatment water received from the Manufacturing Plant at Wastewater treatment facility is discharged to the Upper Merion Township Wastewater treatment facility and the Upper Merion Township Permit requires the following Wastewater treatment quality standards to be met:

Parameter                  Monthly Avg                        Maximum
BOD                        250 mg/l                           750 mg/l
COD                        500 mg/l                           1500 mg/l
NH3-N                      30 mg/l                            150 mg/l
Total P                    10 mg/l                            17.5 mg/l
TSS                        250 mg/l                           500 mg/l
Oil & Grease               20 mg/l                            100 mg/l
pH                                                            6.0-9.0 s.u.

As of the Effective Date of this Agreement, the Manufacturing Plant cannot meet the foregoing standards and Armstrong-Americas does not commit that it is currently able to meet the above parameters as of the Effective Date. Armstrong-Americas will provide Wastewater treatment at the Manufacturing Plant, meeting the parameters for quality and quantity currently provided by H. J. Heinz as of the Effective Date of this Agreement. Armstrong-Americas agrees that the wastewater treatment facility will meet the above standards within 90 days of the commissioning of UCM WW017 as described in Schedule 6.1. H. J. Heinz will retain responsibility for any fines or enforcement action prior to the time Armstrong-Americas has committed to meet the above standards.

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

    B. Delivery Point--Wastewater Treatment

The delivery point is the point at which the Wastewater enters the Wastewater Treatment Plant. The Discharge Point is the point at where the Wastewater leaves the Wastewater Treatment Plant.

    C. Measurement of Quantity--Wastewater Treatment

The quantity of Wastewater entering the Wastewater Treatment plant from the Manufacturing Facility is measured with mass flow meters. This will give real time Wastewater flow and 24-hour totalization that will be recorded on a daily basis for accounting purposes. The quantity of Wastewater being discharged from the Wastewater Treatment plant is measured with mass flow meters. This will give real time Wastewater flow and 24-hour totalization that will be recorded on a daily basis for accounting purposes.

    UTILITIES REQUIREMENTS BASELINE:

    Steam                   *
    Compressed Air          *
    Wastewater              *
    Hot Water               *

Signed and acknowledged this 4th day of September, 2001

ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:______________________________  By:__________________________________________

Name: Gordon Mendelson, Manager    Name/Title:__________________________________

Schedule 5.1 Operation and Maintenance Obligation

Responsibilities of Armstrong-Americas

         DEFINITIONS;

     1. System: refers to equipment directly involved in; the generation and distribution of compressed air and steam, treatment of process wastewater. Distribution piping ends at the last block valve prior to process equipment control. Wastewater treatment system boundaries are between the final influent manhole prior to treatment plant lift pumps and the effluent discharge manhole, municipal sewer.

         Armstrong-Americas shall:

         1. Operate and maintain the A/A Assets and the Wastewater treatment system, in good operating condition and, except as otherwise provided in this Agreement, in compliance with all applicable Laws, Permits and generally accepted industry standards and so as to meet the Utility requirements;

         2. Maintain those portions of the Manufacturing Plant, related to the delivery of Utilities (steam and compressed air distribution piping, condensate return piping) in compliance with all applicable Laws and Permits and so as to meet the Utility Requirements;

         3. Generation and distribution of Steam and Compressed Air Utilities will be as per Schedule 2.1. Responsibilities relating to compliance with the Upper Merion Township permit relating to wastewater treatment shall be in accordance with Schedule 2.1.

         4. Work with H. J. Heinz regarding the coordination of operations including shut-downs and outages and, in connection therewith, provide proper notice of scheduled interruptions;

         5. Perform tests and other monitoring tasks in accordance with the terms hereof and any applicable Law or Regulatory Requirements;

         6. Maintain all components of the Systems in a manner not to void or adversely affect any manufacturer's warranties;

         7.  Report any problems or failures to H. J. Heinz promptly;

         8. Provide adequate QA/QC compliance with all pertinent health, environmental and safety provisions at the Manufacturing Plant;

         9. Supply, or cause to be supplied, all goods and materials, including inventory of spare parts, required to maintain the Systems;

         10. Promptly submit any other information reasonably available to it concerning the Systems or the services performed by Armstrong-Americas hereunder as may be reasonably requested by H. J. Heinz; provided, however, that if such information is not of the type that Armstrong-Americas has customarily generated prior to the Effective Date in accordance with its normal practices,
H. J. Heinz shall reimburse Armstrong-Americas for the additional cost incurred by Armstrong-Americas in producing such information;

         11. Procure all equipment and parts necessary to operate and maintain the A/A Assets and the Wastewater treatment system and subject to the applicable terms of this URA, procure all equipment and parts necessary to maintain the Steam distribution and Compressed Air distribution systems assets. All equipment and parts will be procured in accordance with Armstrong-Americas' normal equipment procurement practices and utilized in all material respects according to manufacturer and supplier recommendations. To the extent practicable, Armstrong-Americas will secure from vendors and suppliers customary and commercially reasonable warranties with respect to such equipment and parts. Armstrong-Americas may procure used and/or refurbished equipment and/or parts when appropriate;

         12. Review boiler chemistry test results and authorize appropriate boiler chemistry procedures to maintain agreed boiler water standards. Inform H.
J. Heinz on changes in procedure, equipment and supply terms related to the boiler; and

         13. Annually, beginning on the first anniversary of this Agreement, on a schedule to be agreed upon by Armstrong-Americas and H. J. Heinz, perform an engineering audit of the Systems.


Signed and acknowledged this 4th day of September, 2001

ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:______________________________  By:__________________________________________

Name: Gordon Mendelson, Manager    Name/Title:__________________________________

Schedule 6.1               Utility Conservation Measures

UCM S001-Reduce Percent of Boiler Blow-down

Increase the conductivity level of boiler water from 2500 umhos to 3500 umhos, and reduce the percent of boiler blowdown. The boiler operator will be trained to manually control and maintain optimum levels.

UCM S002-Increase Condensate Return

Reconfigure some of the existing condensate return piping, install new condensate pumps and install new controls to allow for efficient recovery of condensate to the boilers.

UCM S004-Boiler combustion optimization

Tune-up the boilers in order to reduce the oxygen level in the stack gas from 8.8% to 3%. The start-up switch for Boiler #2 will be repaired and Boiler #2 will be fired during periods of lower plant steam demand. A steam flow meter will be installed in the common steam header to the plant.

UCM S006-Replace/Repair Failed Steam Traps

ASI conducted a steam trap survey at this side in April 2000. Failed steam traps (12 pc) will be repaired/replaced.

UCM S007-Insulation

Insulate steam and condensate lines where insulation is not present or in need of repair.

UCM C008-Compressors Cooling Recovery During Winter For Building Heating

Install new dampers for air compressor cooling and improve arrangement of the existing damper configuration. The project will divert the exhaust airflow from compressor's cooling to the building heating during winter.

UCM R009-Recover Heat from Refrigeration Machines

Restore the hot water system using the 20,000 gal Hot water tank located outside. Circulate the water from the tank and preheat it through a Plate HE using the heat from 2 glycol systems (lubrication oil and ammonia vapors cooling), and restore the HE to pre-cool superheated ammonia vapors before the existing evaporating condenser. (Note: It will be necessary for H. J. Heinz to provide training for ASI/APP and its subcontractors with regard to its "process safety and management" and "risk management plan" requirements, prior to implementation of this UCM).

UCM CA010-Improve Air Quality And Reduce System Pressure Drops

Reduce compressor room air pressure drop across refrigerated air dryers (and in-line filters), improve system air quality, lower overall refrigeration horse power from 5.5HP to 4HP by connecting the 675 scfm (at 40(0)F dew point) Wilkerson refrigerated dryer to the existing system.

UCM CA011-Install New Receiver Tank

Install a 660-gallon air receiver (buffer) tank after the "proposal" refrigerated air dryer.

Install compressed air flow meter.

UCM CA012-Industrial Vacuum Pumps to Eliminate "Venturi" Air Waste

Reduce point of use production process positive pressure air blow-off on the two
(2) Padlocker machines. Install a 1.5HP industrial vacuum pump on each of the two (2) Padlocker Case Former/Sealing machines. These machines currently use compressed air to create a vacuum through Venturi effect. Proposal industrial vacuum pumps will run at a much higher efficiency level.

UCM CA013-Install Compressed Air Condensate Drains

Eliminate current compressed air waste resulting from defective float drains and current continuous venting practices used to purge condensate.

UCM CA014-Reduce Compressor's operating pressure

Reduce compressor #1 and compressor #2 operating/discharge pressure from the current 100 psig to 92 psig.

UCM CA015-Install Water Separator

Install one (1) Oil Water Separator (Condensate Management System) in the compressor room in order to clean the oil from the water drained from the compressed air system prior to disposal.

UCM S016-Upgrade the Hot Water System for line "A" and "B"

Replace the 3000 gal hot water tank in the boiler room with 1,000 gal tank. Replace the old leaking Shell & Tube heat exchanger.

UCM WW017-Upgrade pH adjustment and DAF unit

Upgrade the pump station between the manufacturing facility and the wastewater building outside. A new dissolved air flotation (DAF) system will be installed to concentrate and remove suspended solids and oil and grease from the waste steam. Suspended solids and oil and grease will be reduced to less than 50 milligrams per liter (mg/l) with DAF technology. In addition, facilities to control pH into the new DAF will be designed and installed.

                   DRAFT KOP IMPLEMENTATION SCHEDULE (8/27/01)

                                    [GRAPHIC]

Signed and acknowledged this 4th day of September, 2001

ARMSTRONG-AMERICAS-I, L.L.C.              H. J. Heinz COMPANY, L.P.
                                          Individually and on behalf of its
                                          Affiliate/Division, H. J. Heinz North
America

By:   ___________________________         By: ____________________________
Name: Gordon Mendelson, Manager           Name/Title: ____________________

Schedule 7.2                         Management Services

Scope of Work

     Armstrong-Americas shall:

     (i) Cooperate with H. J. Heinz in the effort to obtain an "agency letter" naming Armstrong-Americas as the agent for H. J. Heinz with respect to each Commodity to be furnished by the provider thereof.

     (ii)  Collect all bills from the providers of the Commodities.

     (iii) Remit payment to the appropriate provider.

     (iv) Negotiate, with the concurrence of the Operations Committee, all contracts with the providers of the Commodities.




Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:_____________________________   By:__________________________________________
Name: Gordon Mendelson, Manager    Name/Title:__________________________________

Schedule 9.1                         Service Fees

     H. J. Heinz will pay Service Fees to Armstrong-Americas for all Utilities provided by Armstrong-Americas, which fees shall be paid on a monthly basis as reflected in Article 9 of this Agreement. The Utilities consumed by H. J. Heinz will be metered at the Delivery Points and will be invoiced on a two (2) "TIER" basis. "TIER 1" Service Fees will be the combination of indexed utility costs and service fees, as associated with the Minimum Service Level. If the production rate for a given month does not reach the stated Minimum Service Level, the "TIER l" accumulative rate will still be assessed and paid in full. "TIER 2" Service Fees will be set at an adjusted rate for the remainder of Utilities consumed in excess of the Minimum Service Level for the monthly billing period.

                         Average Monthly Production = *
                      Average Monthly Utility Consumption:

                                    Description               Utilization
                                    Variable                  utilities/month

                                    Elec. Pwr./kWh                   *

                                    Fuel / MMbtu                     *

                                    Water / Mgal.                    *

                                    Wastewater / Mgal.               *

                                    Steam / Mlbs.                    *

                                    Comp. Air / Mcf                  *

"TIER 1" @ 40% Average Monthly Production = *

                                  Utilization        Rate          Cost
     Description                utilities/month       $/_        $/Month
     -----------                ---------------      ----        -------
              Variable
              --------

              Elec. Pwr./kWh           *               *             *

              Fuel / MMbtu             *               *             *

              Water / Mgal.            *               *             *

              Wastewater / Mgal.       *               *             *

              Steam / Mlbs.            *               *             *

              Comp. Air / Mcf          *               *             *
              ----------------------------------------------------------
              Total "TIER 1" Costs                               $   *
              ==========================================================

TIER 2" Monthly Production = *


                                  Utilization        Rate          Cost
     Description                utilities/month       $/_        $/Month
     -----------                ---------------      ----        --------
              Variable
              --------

              Elec. Pwr./kWh           *               *             *

              Fuel / MMbtu             *               *             *

              Water / Mgal.            *               *             *

              Wastewater / Mgal.       *               *             *

              Steam / Mlbs.            *               *             *

              Comp. Air / Mcf          *               *             *
              ----------------------------------------------------------
              Total Projected "TIER 1" Costs                     $   *
              ==========================================================

                   Total Projected Monthly Utility Costs         $   *
                   -------------------------------------         -----

     These numbers will be confirmed and reviewed on an annual basis. Variances in utility commodities will result in revised billing rates.


Signed and acknowledged this 4th day of September, 2001

ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America

By:_____________________________   By:______________________________________
Name: Gordon Mendelson, Manager    Name/Title:______________________________

Schedule 10.2               KOP - Utility Baseline
                            ----------------------



Consumption/Costs for Fiscal `00
*
                                Quantity     Unit      $/Unit   $/Year

Electrical Power                    *          *           *        *
Natural Gas                         *          *           *        *
Water                               *          *           *        *
Wastewater                          *          *           *        *
Steam                               *          *           *        *
Compressed Air                      *          *           *        *


Asset Depreciation                                                  *
O & M                                                               *


Total Utility Costs                                            $    *


Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:_____________________________   By: _________________________________________
Name: Gordon Mendelson, Manager    Name/Title: _________________________________

Schedule 10.3                       Utilities Shared Savings

     Armstrong-Americas shall target "utility" savings for all H.J Heinz facilities brought forth to a definitive "Utility Requirements Agreement". An aggregate target shall be set at a 5% reduction in costs of the established baseline contractual utility consumption cost basis of all facilities under contract. Armstrong-Americas shall have the opportunity and right to share in utility cost savings based upon the format of the following spreadsheet.

All Sites UCM % Savings


    #          A           B            C            D            E            F          G          H
    -          -           -            -            -            -            -          -          -
    -----------------------------------------------------------------------------------------------------------
    1         **        $10,000      $20,000      $30,000      $40,000      $50,000    $60,000    $70,000
    -          -        -------      -------      -------      -------      -------    -------    -------
    -----------------------------------------------------------------------------------------------------------
    2        10.0%       60.0%        50.0%        45.0%        40.0%       40.0%
    -        -----       -----        -----        -----        -----       -----
    -----------------------------------------------------------------------------------------------------------
    3         9.0%       60.0%        55.0%        45.0%        40.0%       40.0%
    -         ----       -----        -----        -----        -----       -----
    -----------------------------------------------------------------------------------------------------------
    4         8.0%       60.0%        55.0%        45.0%        45.0%       40.0%       40.0%
    -         ----       -----        -----        -----        -----       -----       -----
    -----------------------------------------------------------------------------------------------------------
    5         7.0%       70.0%        55.0%        50.0%        45.0%       40.0%       40.0%      40.0%
    -         ----       -----        -----        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    6         6.0%       70.0%        60.0%        50.0%        50.0%       45.0%       45.0%      45.0%
    -         ----       -----        -----        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    7         5.0%       80.0%        60.0%        50.0%        50.0%       50.0%       50.0%      50.0%
    -         ----       -----        -----        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    8         4.0%       90.0%        80.0%        60.0%        60.0%       55.0%       50.0%      50.0%
    -         ----       -----        -----        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    9         3.0%      100.0%        90.0%        75.0%        65.0%       60.0%       55.0%      50.0%
    -         ----      ------        -----        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    10        2.0%      100.0%       100.0%        85.0%        70.0%       65.0%       60.0%      60.0%
    --        ----      ------       ------        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------
    11        1.0%      100.0%       100.0%        90.0%        85.0%       75.0%       65.0%      65.0%
    --        ----      ------       ------        -----        -----       -----       -----      -----
    -----------------------------------------------------------------------------------------------------------

    ** Means Greater Than

Footnotes

   1. Column "A" represents the "All Sites UCM % Savings" (equal to the "All Sites UCM Available Shared Savings" expressed as a percentage of "All Sites Total Utility Costs"); % shown is incremental to 5% guarantee.

   2. See Schedule 10.2 for the site-specific Utility Baseline - Consumption/ Costs. This baseline is the established evaluation point for UCM reconciliation.

   3. Line 1 represents the All Sites Total Utility Cost for all Factory locations.

   4. Cells B2 through H11 contain the "All Sites UCM % Savings - Heinz Portion" (requires the All Sites Total UCM Available Savings and the All Sites Total Utility Cost to be equal to or greater than the figure in their respective line/columns).

   5. A/A shared savings participation at a given factory shall be excluded where 5% savings commitment has not been met.

Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.        H. J. Heinz COMPANY, L.P.
                                    Individually and on behalf of its
                                    Affiliate/Division, H.J. Heinz North America


By:                                    By:
    -------------------------------        -------------------------------------
Name: Gordon Mendelson, Manager        Name/Title:
                                                   -----------------------------

Schedule 11.3                       Termination Fee Schedule

    In the event this Agreement is terminated by H. J. Heinz prior to the end of the Term for any reason other than Failed Performance by Armstrong-Americas as defined in Article 11 of this Agreement, H. J. Heinz shall pay a Termination Fee to Armstrong-Americas calculated on the basis of the following percentages of the aggregate sum of the Tier One Service Fee (as set out in Schedule 9.1) which would otherwise have been required to be paid through the remainder of the Term. The Termination Fee will be calculated on the basis of a 365-day year beginning on the first day following completion/installation of all UCM's.

                                    YEAR

                                    1-5            *

                                    6-10           *

                                    11-15          *

                                    16-20          *

                                    21-25          *


Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:                                    By:
    -------------------------------        -------------------------------------
Name: Gordon Mendelson, Manager        Name/Title:______________________________

Schedule 11.4         Termination Fee - Failed Performance

       In the event this Agreement is terminated by H.J. Heinz prior to the end of the Term due to Failed Performance by Armstrong-Americas as defined in
Article 11 of this Agreement, H. J. Heinz shall pay a Termination Fee to Armstrong-Americas calculated as 2.22% of the aggregate sum of the Tier One (1) Service Fees (as set out in Schedule 9.1) which would otherwise have been required to be paid through the remainder of the Term. The Termination Fee will be calculated on the basis of a 365-day year beginning on the first day following completion/installation of all UCM's.



Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:   ___________________________  By: _____________________________
Name: Gordon Mendelson, Manager    Name/Title: ________________________

Schedule 15.1.4     Required Governmental Consents - H. J. Heinz

                                  None.



Signed and acknowledged this 4th day of September, 2001



ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America


By:   ___________________________  By: _____________________________
Name: Gordon Mendelson, Manager    Name/Title: _________________________

Schedule 15.1.5              Non-Compliance Issues

       All environmental matters specifically relating to non-compliance with or liability under the Environmental Laws disclosed by the Phase I Environmental Assessment, dated April 24, 2001.



Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.        H. J. Heinz COMPANY, L.P.
                                    Individually and on behalf of its
                                    Affiliate/Division H. J. Heinz North America

By:_______________________________  By:______________________________________
Name: Gordon Mendelson, Manager     Name/Title:______________________________

Schedule 15.2.4          Required Governmental Consents

                             Armstrong-Americas

                H. J. Heinz Plant, King of Prussia, Pennsylvania

                  (Required For Utility Conservation Measures)


         1) Boiler O\\2\\ combustion optimization (UCM 4): Will likely need to discuss with PA DEP before undertaking (possible permit to construct).

         2) Recovery of heat from superheated ammonia vapors (UCM 9): For any modifications that may affect the ammonia system, may need to discuss with PA DEP or local emergency planning commission (RMP, PSM).

         3) Wastewater discharge permit, with Upper Merion Township, PA.

         4) Air emissions permits with the State of Pennsylvania, for two boilers.



Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America

By:____________________________    By:______________________________________
Name: Gordon Mendelson, Manager    Name/Title:______________________________

Schedule 18.5       Force Majeure Service Fees Percentage


24.15% of the monthly Tier One Service Fees.



Signed and acknowledged this 4th day of September, 2001


ARMSTRONG-AMERICAS-I, L.L.C.       H. J. Heinz COMPANY, L.P.
                                   Individually and on behalf of its
                                   Affiliate/Division, H. J. Heinz North America

By:______________________________  By:______________________________________
Name: Gordon Mendelson, Manager    Name/Title:______________________________